Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

AUGME TECHNOLOGIES, INC.,

GEOS COMMUNICATIONS IP HOLDINGS, INC.,

GEOS COMMUNICATIONS, INC.,

AND

THE PREFERRED STOCKHOLDERS LISTED ON SCHEDULE I

Dated as of May 22, 2012

TABLE OF CONTENTS

Article 1 : SALE AND PURCHASE OF SHARES		1
1.1.	Sale and Purchase of the Shares	1
1.2.	Purchase Price and Payment	2
1.3.	Deliveries at Closing; Holdback; Stock Transfer Book(s)	3

Article 2 : CLOSING; CLOSING DATE		3

Article 3 : REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		3
3.1.	Incorporation and Qualification	3
3.2.	Certificate of Incorporation and Bylaws	4
3.3.	Capitalization	4
3.4.	Authority	5
3.5.	No Conflict; Required Filings and Consents	5
3.6.	Permits; Compliance	6
3.7.	Financial Statements	6
3.8.	No Undisclosed Liabilities	6
3.9.	Absence of Certain Changes or Events	7
3.10.	Absence of Litigation	8
3.11.	Brokers	9
3.12.	Tax Matters	9
3.13.	Real Property	11
3.14.	Intellectual Property	11
3.15.	Tangible Assets	14
3.16.	Inventory	14
3.17.	Contracts	14
3.18.	Notes Receivable and Accounts Receivable	15
3.19.	Powers of Attorney	16
3.20.	Insurance	16
3.21.	Employees	16
3.22.	Guaranties	17
3.23.	Environment, Health and Safety	17
3.24.	Certain Business Relationships with the Company	17
3.25.	Access to Information	18
3.26.	No Product and Service Liability	18
3.27.	Certain Business Practices	18
3.28.	Disclosure	18
3.29.	Limitation on Representations and Warranties	18

Article 4 : REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS		19
4.1.	Authorization of Transaction	19
4.2.	Non-contravention	20
4.3.	Brokers’ Fees	20

i

4.4.	Company Shares	20
4.5.	Access to Information	20
4.6.	Limitation on Representations and Warranties	21

Article 5 : REPRESENTATIONS AND WARRANTIES OF PREFERRED STOCKHOLDERS		21
5.1.	Receipt and Review of the Disclosure Package	21
5.2.	Investment Intent	21
5.3.	Accredited Investor Status	22
5.4.	Reliance on Exemptions	22
5.5.	Information	22
5.6.	No Governmental Review	22
5.7.	Transfer or Resale	22
5.8.	Legends	23
5.9.	No Ownership of Buyer Common Stock	23
5.10.	Knowledge and Experience	23
5.11.	No Need for Liquidity	23
5.12.	No General Solicitation	24
5.13.	Experience, Organization, and Authorization of Entities	24
5.14.	Acknowledgement of Risks, Uncertainties, and Tax Consequences	24

Article 6 : REPRESENTATIONS AND WARRANTIES OF BUYER		24
6.1.	Organization and Qualification	24
6.2.	Authority	25
6.3.	No Conflict; Required Filings and Consents	25
6.4.	Limitation on Representations and Warranties	25
6.5.	Reports; Financial Statements	26
6.6.	Absence of Certain Changes or Events	26
6.7.	Purchase for Investment	26

Article 7 : COVENANTS		26
7.1.	Affirmative Covenants of the Company	26
7.2.	Negative Covenants of the Company	27
7.3.	Negative Covenants of Buyer	28

Article 8 : ADDITIONAL AGREEMENTS		29
8.1.	Appropriate Action; Consents; Filings	29
8.2.	Transfer of Company Liabilities Prior to the Closing Date	29
8.3.	Contract Assignments/Novations	30
8.4.	Best Efforts	30
8.5.	Confidentiality; Public Announcements	30
8.6.	No Competing Transactions	30
8.7.	Tax Treatment	30
8.8.	Additional Tax Matters	30
8.9.	Name Change	32
8.10.	Bank Accounts	33

8.11.	Employee Releases	33
8.12.	Preferred Stockholder Acknowledgment and Release	33
8.13.	Payment of Final Obligations of the Company; Creditor Releases	34
8.14.	[Intentionally omitted.]	35
8.15.	Termination of License Agreement	35
8.16.	Lock-Up Agreement	35
8.17.	Legends	36
8.18.	No Short Sales in Violation of the Securities Act	37
8.19.	Preferred Stockholder Representative	37
8.20.	Approval of Transaction; Waiver of Certain Rights	38
8.21.	Delivery of Intellectual Property Documentation	38

Article 9 : CLOSING CONDITIONS		39
9.1.	Conditions to Obligations of Each Party Under This Agreement	39
9.2.	Additional Conditions to Obligations of Buyer	39
9.3.	Additional Conditions to Obligations of the Company and Stockholders	41

Article 10 : TERMINATION, AMENDMENT, WAIVER AND INDEMNIFICATION		41
10.1.	Termination	41
10.2.	Investigation	42
10.3.	Amendment	42
10.4.	Waiver	42
10.5.	Fees, Expenses and Other Payments	42
10.6.	Indemnification	43
10.7.	Limitation of Liability	45
10.8.	Holdback	45

Article 11 : GENERAL PROVISIONS		46
11.1.	Effectiveness of Representations, Warranties and Agreements	46
11.2.	Notices	47
11.3.	Certain Definitions	48
11.4.	Headings; Construction	54
11.5.	Severability	54
11.6.	Reliance by Buyer	54
11.7.	Entire Agreement and Modification	54
11.8.	Non-Reliance	54
11.9.	Exclusivity of Agreement	55
11.10.	No Third Party Liability	55
11.11.	Assignment	55
11.12.	Parties in Interest	55
11.13.	Waiver; Remedies Cumulative	55
11.14.	Further Assurances	56
11.15.	Governing Law	56
11.16.	Jurisdiction; Service of Process	56
11.17.	Counterparts	56

Exhibits	Description

Exhibit A	Form of Accredited Investor Questionnaire
Exhibit B	Form of Employee Release
Exhibit C-1	Form of Non-Litigating Creditor Release
Exhibit C-2	Form of Litigating Creditor Release
Exhibit D	Form of Non-Competition Agreement for Geos Communications, Inc.

Schedule
Number	Description

I	Preferred Stockholders
1.1	Purchased Shares
1.2(b)	Pre-Closing Transfers
3.2	Officers and Directors; Certificate of Incorporation; Bylaws; Minutes; Stock Certificates and Transfer Books
3.5	Filings and Consents
3.7	Financial Statements
3.8	Liabilities
3.9	Certain Changes or Events of the Company
3.10	Litigation Matters
3.12(d)	Tax Returns
3.12(g)	Additional Tax Matters
3.12(h)	Unpaid Taxes
3.12(i)	Income Inclusions/Exclusions
3.12(j)	Entities in Which Company Owns an Interest
3.12(l)	IRS Letter 147C
3.14(b)	Intellectual Property Owned
3.14(e)	Intellectual Property Licensed, Sublicensed, Agreements or Permission
3.17	Contracts
3.19	Powers of Attorney
3.20	Insurance Policies
3.23	Environmental Matters
3.24	Certain Business Relationships with the Company
4.1	Stockholder Information
4.2	Conflicts and Violations
5.9	Ownership of Buyer Common Stock
7.1(a)(i)	Exceptions to Affirmative Covenant to Preserve and Maintain
7.2	Negative Covenants
8.10	Bank Accounts
8.11	Employees Executing Employee Releases
8.13	Final Obligations of the Company
9.2(c)	Contracts or Agreements Requiring Consents or Waivers
9.2(i)	Wiring Instructions
10.8	Preferred Stockholder Purchase Price Allocations

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into and made effective as of May 22, 2012, by and among Augme Technologies, Inc., a Delaware corporation (“Buyer”), Geos Communications IP Holdings, Inc., a Delaware corporation (the “Company”), Geos Communications, Inc., a Washington corporation and the sole holder of the Company’s common stock (the “Common Stockholder”), and the holders of the Company’s preferred stock listed on Schedule I attached hereto (the “Preferred Stockholders”), which, together with the Common Stockholder, are all of the stockholders of the Company (collectively, “Stockholders”).

W I T N E S S E T H:

WHEREAS, the Common Stockholder is the sole owner of all of the issued and outstanding shares (all of such shares being referred to herein as the “Common Shares”) of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”);

WHEREAS, the Preferred Stockholders are collectively the sole owners of all of the issued and outstanding shares (all of such shares being referred to herein as the “Preferred Shares”) of the preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), which Preferred Shares include all of the issued and outstanding shares of the Company Preferred Stock designated as “Series A Preferred Stock,” “Series B Preferred Stock,” “Series C Preferred Stock,” and Series D Preferred Stock”;

WHEREAS, Stockholders are collectively the sole owners of all of the issued and outstanding Common Shares and Preferred Shares (collectively, the “Shares”), and Buyer desires to purchase the Shares from Stockholders, all upon the terms and subject to the conditions of this Agreement (the “Purchase”);

WHEREAS, the Company is made a party hereto for the purposes set forth herein; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 11.3.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1: SALE AND PURCHASE OF SHARES

1.1.           Sale and Purchase of the Shares.  On the Closing Date, Stockholders agree to sell the Shares to Buyer and Buyer agrees to purchase the Shares, as set forth on Schedule 1.1, from Stockholders for the purchase price provided in Section 1.2(a), payable in accordance with Section 1.2(a), subject to the terms and conditions and based upon the representations and warranties contained herein.

1.2.           Purchase Price and Payment.

1.2(a)     Purchase Price and Payment.  Buyer agrees to pay to Stockholders a total of Four Million Three Hundred Fifty-Five Thousand Dollars ($4,355,000.00) (“Purchase Price”) for the Shares by (i) the delivery, with respect to the Common Shares, of Three Hundred Fifty-Five Thousand Dollars ($355,000.00) in cash payable by wire transfer or delivery of other immediately available funds by Buyer at the Closing, and (ii) the issuance to the Preferred Stockholders at the Closing of One Million Eight Hundred Sixty Thousand Four Hundred Sixty-Five (1,860,465) shares (the “Buyer Shares”) of Buyer’s common stock, par value $0.0001 per share (“Buyer Common Stock”), which Buyer Shares had an aggregate value of Four Million Dollars ($4,000,000.00) (or $2.15 per Buyer Share) as of March 6, 2012, the date on which the Purchase Price was agreed to, and the number and value of which shall not be increased or decreased on the Closing Date regardless of the market price of Buyer Common Stock on the Closing Date; provided, however, that the Buyer Shares shall be deducted from the Purchase Price at Closing and retained by Buyer (the “Holdback”) until the Holdback is released and distributed in accordance with Section 10.8 hereof; and provided, further, that the Buyer Shares shall be subject to the lock-up agreement set forth in Section 8.16 hereof.

1.2(b)     Pre-Closing Transfers. Notwithstanding anything contained herein to the contrary, prior to the Closing Date in accordance with Section 8.2 hereof, the Company shall transfer, distribute and/or dispose of all of the following items (listed in detail on Schedule 1.2(b) attached hereto) to Stockholders or to a third party at the direction of Stockholders, all with the effect that the following items shall not be owned by the Company, nor assumed by Buyer, at the Closing Date: 1.2(b)(i) any notes or accounts receivable due to the Company from its officers, directors or Stockholders, or due from the Company to its officers, directors or Stockholders; 1.2(b)(ii) any real property owned or leased by the Company (and any fixtures located thereon) and any mortgages, deeds of trust or other indebtedness on or relating to such real property for which the Company is liable in any manner whatsoever; 1.2(b)(iii) any automobiles or vehicles leased or owned by the Company, and any leases or indebtedness on or relating to such automobiles or vehicles for which the Company is liable in any manner whatsoever; 1.2(b)(iv) all life insurance policies owned by the Company or paid for by the Company; 1.2(b)(v) all marketable securities or other equity interests in any other Person which are owned by the Company; 1.2(b)(vi) all of the Company’s Liabilities reflected on the Balance Sheet and any other Liabilities other than any Liabilities under the Non-Exclusive License Agreement, dated as of October 25, 2010, by and between the Company and MGTCO Holdings, LLC (the “MGTCO License”) arising after, and relating solely to periods following, the Closing Date; and 1.2(b)(vii) any cash in excess of the amount necessary to fully cover all checks issued by the Company up to and through the Closing Date.  Any Taxes generated in connection with such transfers, distributions or disposals shall be borne solely by Stockholders or shall be reimbursed to Buyer by Stockholders.

1.2(c)      Cancellation of Treasury Stock.  Each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company, if any, immediately prior to the Closing Date shall be canceled and extinguished and no payment shall be made with respect thereto.

1.3.           Deliveries at Closing; Holdback; Stock Transfer Book(s).

1.3(a)     At the Closing, (i) Stockholders and the Company shall deliver to Buyer the various certificates, instruments, and documents referred to in Sections 9.1 and 9.2 hereof, (ii) Buyer shall deliver to Stockholders the various certificates, instruments, and documents referred to in Sections 9.1 and 9.3 hereof, (iii) Buyer shall deliver the cash consideration described in Section 1.2(a)(i) hereof, and (iv) Buyer shall retain the Holdback until it is released and distributed in accordance with Section 10.8 hereof.

1.3(b)     On the date of this Agreement, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. On and after the Closing Date, any certificates representing shares of Company Common Stock shall thereafter only represent the right to receive the benefit of the cash portion of the Purchase Price payable in accordance with Section 1.2(a)(i) hereof and such certificates, upon presentation to Buyer, shall be converted into the Purchase Price consideration payable in accordance with Section 1.2(a)(i) hereof.  On and after the Closing Date, any certificates representing shares of Company Preferred Stock shall thereafter only represent the right to receive a portion of the stock portion of the Purchase Price payable in accordance with Section 1.2(a)(ii) hereof and such certificates, upon presentation to Buyer, shall be converted into the Purchase Price consideration payable in accordance with Section 1.2(a)(ii) hereof; provided, however, that the stock portion of the Purchase Price shall be retained by Buyer as the Holdback until it is released and distributed in accordance with Section 10.8 hereof.

ARTICLE 2: CLOSING; CLOSING DATE

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place through the electronic delivery of executed documents and schedules at the offices of Buyer’s attorneys, Foley & Lardner LLP, 3000 K Street, N.W., Suite 600, Washington, D.C. 20007, on May 22, 2012, or at such other location and on such other date and time as Buyer and Stockholders may mutually agree in writing (the “Closing Date”).  There shall not be any requirement for any party to attend the Closing in Washington, D.C.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

Each of the Company and the Common Stockholder, jointly and severally, hereby represents and warrants to Buyer as follows as of the date of this Agreement and as of the Closing Date:

3.1.           Incorporation and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary. The Company has no Subsidiaries, and does not, directly or indirectly, own or control any investment or interest (whether in the form of debt or equity) in any other Person.

3.2.           Certificate of Incorporation and Bylaws.     Schedule 3.2 contains (a) a list of the officers and directors of the Company, (b) complete and correct copies of the Company’s Certificate of Incorporation (including the Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) and Bylaws, in each case as amended or restated, as in effect as of the Closing Date, (c) the minute books relating to all meetings of stockholders, board of directors and committees of the Company, (d) stock certificate books of the Company and (e) stock transfer books of the Company. Except with regard to the redemption of shares under the Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the Company is not in violation of any of the provisions of its Certificate of Incorporation (including, but not limited to, the Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) or Bylaws, in each case as amended or restated. In addition, the minute books (containing the record of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock transfer books of the Company are correct and complete.

3.3.           Capitalization.

3.3(a)     The authorized capital stock of the Company consists of:

3.3(a)(i)              One thousand (1,000) shares of Company Common Stock, of which One thousand (1,000) shares are issued and outstanding as of the date of this Agreement, and all of which shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by the Company’s Certificate of Incorporation (including the Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) or Bylaws or any agreement to which the Company is a party or bound;

3.3(a)(ii)             Ten million (10,000,000) shares of Company Preferred Stock, (A) two million five hundred thousand (2,500,000) shares of which are designated as “Series A Preferred Stock,” of which one million six hundred ninety-one thousand one hundred sixty-seven (1,691,167) shares are issued and outstanding as of the date of this Agreement, (B) two million five hundred thousand (2,500,000) shares of which are designated as “Series B Preferred Stock,” of which nine hundred two thousand five hundred (902,500) shares are issued and outstanding as of the date of this Agreement, (C) two million five hundred thousand (2,500,000) shares of which are designated as “Series C Preferred Stock,” of which one million six hundred twenty-nine thousand one hundred thirty-four (1,629,134) shares are issued and outstanding as of the date of this Agreement, and (D) two million five hundred thousand (2,500,000) shares of which are designated as “Series D Preferred Stock,” of which one million three hundred thirty-six thousand one hundred one (1,336,101) shares are issued and outstanding as of the date of this Agreement, all of which issued and outstanding shares of Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by the Company’s Certificate of Incorporation (including the Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) or Bylaws or any agreement to which the Company is a party or bound;

3.3(b)     Zero (0) shares of Company Common Stock are held in treasury of the Company, and three hundred thirteen (313) shares of Company Preferred Stock (shares of Series D Preferred Stock) are held in treasury of the Company.

3.3(c)      All of the issued and outstanding Shares of Company Common Stock are owned by and held in the name of the Common Stockholder, and all of the issued and outstanding Shares of Company Preferred Stock are owned by and held in the aggregate in the names of the Preferred Stockholders.

3.3(d)     There are no bonds, debentures, notes or other indebtedness, issued or outstanding, having the right to vote on any matters on which the Company’s stockholders may vote. There are no options, warrants, calls or other rights (including subscription rights or registration rights), agreements, proxies, voting rights agreements, voting trusts, arrangements or commitments of any character, presently outstanding, which 3.3(d)(i) obligate the Company to issue, deliver or sell shares of its capital stock or debt securities, 3.3(d)(ii) obligate the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment, 3.3(d)(iii) obligate the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock, or 3.3(d)(iv) relate to the issued or unissued capital stock of, or other equity interests in, the Company.

3.4.         Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Stockholders and Buyer, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

3.5.         No Conflict; Required Filings and Consents.

3.5(a)     Except as set forth in Schedule 3.5, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Company’s Certificate of Incorporation (including, but not limited to, the Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred

Stock) or Bylaws, in each case as amended or restated, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) applicable to the Company or which any of its properties is bound by or subject to, except where such conflict or violation will not have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of an Encumbrance on, any of the properties or Assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or subject.

3.5(b)     The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (“Governmental Entities”) based on Laws and other requirements of Governmental Entities.

3.6.         Permits; Compliance.  The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to have such Company Permits will not have a Company Material Adverse Effect, and there is no action, proceeding or investigation pending or, to the Knowledge of the Common Stockholder, threatened regarding suspension or cancellation of any of the Company Permits.  The Company is not in conflict with, or in default or violation of (a) any Law applicable to the Company or which any of its properties is bound by or subject to or (b) any of the Company Permits. In the last ten (10) years, the Company has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

3.7.         Financial Statements.  Schedule 3.7 contains true, correct and complete copies of the unaudited balance sheet of the Company as of the Balance Sheet Date (the “Balance Sheet”), and the related statements of operations, statements of cash flows and statements of stockholders’ equity for the period then ended (collectively, including the Balance Sheet, the “Financial Statements”).  The Financial Statements are attached hereto as Schedule 3.7 and have been prepared from the books and records of the Company on a basis consistent with preceding years and throughout the periods involved (except as otherwise noted therein). The Financial Statements fairly present the financial condition, results of operations and changes in cash flows of the Company at the dates thereof and for the periods indicated in the Financial Statements. No financial statement of any Person other than the Company is required by GAAP to be included in the Financial Statements.

3.8.         No Undisclosed Liabilities.  Except as set forth on Schedule 3.8, the Company has no liabilities or other obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (“Liability” or “Liabilities”), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than Liabilities fully reflected or reserved against on the face of the Balance Sheet.

3.9.         Absence of Certain Changes or Events.  Since the Balance Sheet Date, there has not been any adverse change in the business, financial condition, operations, results of operations or future prospects of the Company.  Without limiting the generality of the foregoing, since the Balance Sheet Date and except as otherwise disclosed in Schedule 3.9:

3.9(a)     the Company has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible, other than in the Ordinary Course of Business;

3.9(b)     the Company has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses);

3.9(c)      no party (including the Company) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which the Company is a party or by which the Company is bound;

3.9(d)     the Company has not imposed, granted, allowed or consented to any Security Interest upon any of its Assets;

3.9(e)      the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than an aggregate of Five Thousand Dollars ($5,000.00), unless otherwise approved in writing by Buyer, or outside the Ordinary Course of Business;

3.9(f)      the Company has not made any capital investment in, any loan to, or any acquisition of the securities or Assets of, any other Person (or series of related capital investments, loans, and acquisitions);

3.9(g)      the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

3.9(h)     except with regard to the redemption of shares under the Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the Company has not delayed or postponed the payment of Accounts Payable, accrued expenses or other Liabilities outside the Ordinary Course of Business;

3.9(i)       the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims);

3.9(j)      the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

3.9(k)     there has been no change made to or authorized in respect of the Certificate of Incorporation of the Company since the Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock was filed on June 26, 2009 or the Bylaws of the Company since July 2, 2009;

3.9(l)       the Company has not sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

3.9(m)    the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock (except to the extent required pursuant to Section 1.2(b) and as set forth on Schedule 3.9);

3.9(n)     the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its Assets, other than ordinary wear and tear;

3.9(o)     the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

3.9(p)     the Company has not made any political contribution or pledged to make any charitable contribution;

3.9(q)     except with regard to the redemption of shares under the Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the Company has not done any act, or failed to do any act which it had a duty or obligation to perform, which has or could result in a breach of any obligation of the Company;

3.9(r)      the Company has not sold, leased, transferred, assigned or disposed of furniture, fixtures or equipment, individually or in the aggregate, in excess of Five Thousand Dollars ($5,000.00);

3.9(s)      except with regard to the processing of applications for its Intellectual Property and the payment of filing fees and processing fees pertaining to its Intellectual Property, as described on Schedule 3.9, there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Company; and

3.9(t)      the Company has not committed to any of the foregoing.

3.10.       Absence of Litigation.  Except as set forth on Schedule 3.10, (a) there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Knowledge of the Common Stockholder, threatened against the Company or any properties or rights of the Company, and (b) the Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or continuing investigation by, any court or Governmental Entity, or any judgment, order, writ, injunction, decree or award of any court, Governmental Entity or arbitrator.  In respect of the matters relating to or arising in connection with the actions set forth in Schedule 3.10, there is no fact, event, condition, circumstance or other matter which either has, or is reasonably likely to have resulted in, an event or determination having a Company Material Adverse Effect. The Company has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each matter disclosed in Schedule 3.10.

3.11.       Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.12.       Tax Matters.

3.12(a)   The provision made for Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet is sufficient for the payment of all Taxes at the date of the Balance Sheet and for all years and periods prior thereto. Since the Balance Sheet Date, the Company has not incurred any Taxes other than Taxes incurred in the Ordinary Course of Business consistent in type and amount with past practices of the Company.  The Company has recorded all necessary Tax reserves for uncertain Tax positions and has no unrecorded Tax asset valuation allowances for income or other Taxes that might normally be recorded by corporations reporting under GAAP.  There does not exist any material risk of unrecorded reserves or allowances for any period ending on or prior to the Closing Date.

3.12(b)   The Company has timely filed all Tax Returns that it was required to file, except that the Company has requested extensions to file its 2011 Federal Tax Return and its 2011 franchise Tax Returns in Texas and Delaware.  All such Tax Returns were true, correct and complete in all respects. All Taxes owed and/or due and payable by the Company (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax or file any Tax Return.

3.12(c)   The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

3.12(d)   There is no dispute or claim concerning any Liability for Taxes of the Company claimed or raised by any Governmental Entity. Schedule 3.12(d) lists all federal, state, local, and foreign income and franchise Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited, indicates those Tax Returns that currently are the subject of audit and contains a complete and correct list of all powers of attorney granted by the Company with respect to any Tax matter currently pending. The Company has delivered to Buyer correct and complete copies of all federal and state income and franchise Tax Returns, IRS Forms 3115, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2009 or for any tax year for which the Company has agreed to extend the statute of limitations. Neither the Common Stockholder nor any director or officer (or employee responsible for Tax matters) of the Company is aware of any potential tax assessment by any taxing authority for additional Taxes for any period for which Tax Returns have been filed. There is no actual, potential or proposed dispute or claim concerning any Tax of the Company either 3.12(d)(i) claimed or raised by any taxing authority in writing or 3.12(d)(ii) as to which the Common Stockholder or any of the directors or officers (or employees responsible for Tax matters) of the Company have Knowledge based upon personal contact with any agent of such authority.

3.12(e)   The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.12(f)    The Company has not filed any consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, or is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company 3.12(f)(i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and 3.12(f)(ii) has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract, or otherwise.

3.12(g)   Schedule 3.12(g) sets forth the following information with respect to the Company as of the most recent practicable date: 3.12(g)(i) the original and adjusted tax basis of the Company in its Assets; 3.12(g)(ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company and corresponding GAAP valuation allowances as needed; and 3.12(g)(iii) the amount of any inter-company items or any deferred gain or loss allocable to the Company with respect to any inter-company transaction.

3.12(h)   Schedule 3.12(h) sets forth the amount of all unpaid Taxes of the Company as of the Closing Date.

3.12(i)    The Company has not applied for any Tax ruling or entered into a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) or any other agreement or contract with any Tax authority. The Company has not agreed, nor is the Company required to make, any adjustment under Section 263A, Section 481, or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise. The Company has not been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code. The Company has not changed (nor applied for a change of) its method of accounting from the accrual method to the cash method for any item, including without limitation, non-incidental inventoriable items under Revenue Procedure 2002-28, and accounts receivable. Except as set forth on Schedule 3.12(i), the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any 3.12(i)(i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); 3.12(i)(ii) installment sale or open transaction disposition made on or prior to the Closing Date; 3.12(i)(iii) prepaid amount received on or prior to the Closing Date; or 3.12(i)(iv) use of the cash, modified cash, or modified accrual method of accounting.

3.12(j)    Schedule 3.12(j) lists every limited liability company, partnership and other entity, whether or not such entity is disregarded for Tax purposes, in which the Company has (or had since the Balance Sheet Date) an ownership interest and the historical and current United States income Tax classification of each such entity.

3.12(k)   The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company has not received a tax opinion with respect to any transaction relating to the Company.  The Company is not the direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect with respect to any transaction or tax opinion relating to the Company.  The Company is not party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. The Company is not party to a lease arrangement involving a defeasance of rent, interest or principal. The Company has timely and completely reported all “Reportable Transactions,” as defined in Treasury Regulations Section 1.6011-4, if any, on its annual income tax filings, as required under federal and state tax law.

3.12(l)    Attached to Schedule 3.12(l) is an IRS Letter 147C, dated within thirty (30) days of the Closing Date, validating the employer identification number of the Company.  The Company shall deliver a copy of the request made to the IRS for such IRS Letter 147C and a copy of such IRS Letter 147C to Buyer promptly upon submission and receipt.

3.13.       Real Property.  The Company does not own, will not own as of the Closing Date, and has not owned any real property.  The Company leases no real property, and the Company will not lease any real property as of the Closing Date.  No real property is subleased to the Company, and no real property will be subleased to the Company as of the Closing Date.  Neither Buyer, nor the Company as it exists immediately following the consummation of the transactions contemplated hereby, shall be liable for any Liabilities whatsoever in connection with any real property owned, leased, subleased, or otherwise utilized by the Company.

3.14.       Intellectual Property.

3.14(a)   Notwithstanding the representations and warranties made in this Section 3.14, nothing in this Agreement shall be construed as a representation or warranty by any party hereto (i) as to the validity, enforceability or scope of any of the Intellectual Property owned by the Company, or (ii) that the use of such Intellectual Property will not infringe any Intellectual Property rights of a third party.

3.14(b)   Each item of Intellectual Property owned by the Company is set forth on Schedule 3.14(b).  Schedule 3.14(b) also sets forth, with respect to certain trademarks owned by the Company and registered in the United States and certain patents and patent applications owned by the Company and filed in the United States (the “Toler Intellectual Property”), information regarding whether each item of the Toler Intellectual Property is “active,” “pending,” or “live” as of April 10, 2012.  Except as specifically set forth therein, Schedule 3.14(b) does not set forth the status of any patent or patent application owned by the Company that was filed in any country other than the United States or any item of Intellectual Property owned by the Company that was not maintained by the Toler Law Group on behalf of the Company, and neither the Company nor the Common Stockholder make any representation regarding the status of such items of non-United States Intellectual Property not listed in Schedule 3.14(b), including, but not limited to, representations regarding the “active,” “pending,” “live,” or “expired” status of such Intellectual Property.  To the Knowledge of the Company and upon reliance on the information received from the Toler Law Group on April 10, 2012, which identifies each item of the Toler Intellectual Property as “active,” “pending,” or “live” and which information is included in Schedule 3.14(b), the Company has not taken, or failed to take, any action the result of which would be to permanently prevent the Company from maintaining, owning, using, enforcing its rights in and to, and/or availing itself of the protections of the Toler Intellectual Property listed on Schedule 3.14(b).

3.14(c)   To the Knowledge of the Company, the Company has not interfered with, infringed, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third party.  Neither the Company nor the Common Stockholder nor any of the current directors or current officers (nor any employees with responsibility for Intellectual Property matters) of the Company or the Common Stockholder has ever received any oral or written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party).  To the Company’s Knowledge, no third party has interfered with, infringed, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

3.14(d)   Schedule 3.14(b) identifies each patent or trademark and copyright registration which has been issued to the Company or any Affiliate of the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company or any Affiliate of the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company or any Affiliate of the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date).  Schedule 3.14(b) also identifies each trade name, unregistered trademark, domain name, and web address used by the Company or any Affiliate of the Company in connection with any of its businesses.  With respect to each item of Intellectual Property required to be identified on Schedule 3.14(b):

3.14(d)(i)               the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

3.14(d)(ii)              no royalty or other remuneration of any type is payable with respect to any such item of Intellectual Property;

3.14(d)(iii)             such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

3.14(d)(iv)             no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of such item; and

3.14(d)(v)              except as set forth in the MGTCO License, the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

3.14(e)   Schedule 3.14(e) identifies each item of Intellectual Property that any third party owns and that the Company or any Affiliate of the Company uses pursuant to license, sublicense, agreement or permission, other than shrink-wrap or click-through licenses for personal computer software.  The Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.14(e):

3.14(e)(i)                the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect;

3.14(e)(ii)               the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date;

3.14(e)(iii)              no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

3.14(e)(iv)             no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

3.14(e)(v)              no royalty or other remuneration of any type is payable with respect to any such item of Intellectual Property;

3.14(e)(vi)             with respect to each sublicense, the representations and warranties set forth in items 3.14(e)(i) through 3.14(e)(v) above are true and correct with respect to the underlying license;

3.14(e)(vii)            the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

3.14(e)(viii)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Common Stockholder, threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

3.14(e)(ix)             the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

3.15.       Tangible Assets.  The Company has no tangible Assets, and there are no Liabilities relating to any such tangible Assets.  Neither Buyer, nor the Company as it exists immediately following the consummation of the transactions contemplated hereby, shall be liable for any Liabilities whatsoever in connection with any tangible Assets owned or otherwise utilized by the Company.

3.16.       Inventory.  The Company has no inventory, and there are no Liabilities relating to such inventory.  Neither Buyer, nor the Company as it exists immediately following the consummation of the transactions contemplated hereby, shall be liable for any Liabilities whatsoever in connection with any inventory owned or otherwise utilized by the Company.

3.17.       Contracts.

3.17(a)   Schedule 3.17 lists the following Contracts and other agreements to which the Company is a party as of the date hereof:

3.17(a)(i)               any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments of any amount or which has a term of any duration;

3.17(a)(ii)              any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services of any amount or which has a term of any duration;

3.17(a)(iii)             any partnership or joint venture agreement;

3.17(a)(iv)             any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in any amount, or under which it has imposed a Security Interest on any of its Assets, tangible or intangible;

3.17(a)(v)              any agreement concerning confidentiality or non-competition;

3.17(a)(vi)             any agreement with Stockholders or any one of them, or Affiliates of Stockholders or any one of them;

3.17(a)(vii)            any agreement to supply goods or services to any party, whether a related party or an unrelated third party, or to receive goods or services from any party, whether a related party or an unrelated third party;

3.17(a)(viii)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement (including any Employee Benefit Plan) for the benefit of its current or former directors, officers or employees;

3.17(a)(ix)             any collective bargaining agreement;

3.17(a)(x)              any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

3.17(a)(xi)             any agreement under which the consequences of a default or termination could have a Company Material Adverse Effect; or

3.17(a)(xii)            any other agreement (or group of related agreements) the performance of which involves consideration in excess of Five Thousand Dollars ($5,000.00).

3.17(b)   Except as otherwise provided in this Agreement, Buyer will not acquire or assume (and the Company as it exists immediately following the consummation of the transactions contemplated hereby will not retain) any of the Contracts or other agreements listed in Schedule 3.17 or any of the rights arising therefrom, all of which have been or will be prior to Closing assigned and/or assumed or otherwise transferred out of the Company.  Neither Buyer, nor the Company as it exists immediately following the consummation of the transactions contemplated hereby, shall be liable for any Liabilities whatsoever arising out of or relating to any Contracts and other agreements of the Company, except for the MGTCO License to the extent provided for in this Agreement.

3.17(c)   To the Knowledge of the Company and the Common Stockholder, the MGTCO License (i) is legal, valid, binding, enforceable and in full force and effect, and (ii) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.  To the Knowledge of the Company and the Common Stockholder, (I) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the MGTCO License, (II) no party has repudiated any provision of the MGTCO License, and (III) no action has been taken or failed to be taken that would adversely affect the MGTCO License or its enforceability.

3.18.       Notes Receivable and Accounts Receivable.  All notes receivable and accounts receivable, other than those notes receivable and accounts receivable transferred to Stockholders or to a third party at the direction of Stockholders prior to Closing, as listed on Schedule 1.2(b), of the Company (collectively, “Accounts Receivable”) are reflected properly on its books and records and, to the Knowledge of the Company, are current and valid receivables subject to no setoffs or counterclaims. On the Closing Date, there are no Accounts Receivable due from any Stockholders or any of the Company’s officers or directors.

3.19.                     Powers of Attorney.  Except as set forth on Schedule 3.19, there are no outstanding powers of attorney executed on behalf of the Company.

3.20.                     Insurance.  Schedule 3.20 sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage:

3.20(a)   the name, address, and telephone number of the agent;

3.20(b)   the name of the insurer, the name of the policyholder and the name of each covered insured;

3.20(c)   the policy number, the period of coverage and the amount of the annual premiums payable;

3.20(d)   the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

3.20(e)   a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy and to the Knowledge of the Company and the Common Stockholder: (i) such policy is legal, valid, binding, enforceable and in full force and effect; (ii) such policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under such policy; and (iv) no party to the policy has repudiated any provision thereof.  Schedule 3.20 also describes any self-insurance arrangements affecting the Company.  Neither Buyer, nor the Company as it exists immediately following the consummation of the transactions contemplated hereby, shall be liable for any Liabilities whatsoever arising out of or relating to the policies and other arrangements described in Schedule 3.20.

3.21.                     Employees.  Buyer will not acquire (and the Company as it exists immediately following the consummation of the transactions contemplated hereby will not retain) any employees of the Company or any Liabilities related thereto, nor shall Buyer acquire (or the Company as it exists immediately following the consummation of the transactions contemplated hereby retain) any Employee Benefit Plans of the Company or any Liabilities related thereto.  Neither Buyer, nor the Company as it exists immediately following the consummation of the transactions contemplated hereby, shall be liable for any Liabilities whatsoever arising out of or relating to employees or Employee Benefit Plans of the Company.

3.22.                     Guaranties.  The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

3.23.                     Environment, Health and Safety.

3.23(a)   Except as set forth on Schedule 3.23, the Company has complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company alleging any failure so to comply.  Without limiting the generality of the preceding sentence, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health and Safety Laws.  The Company has provided Buyer with correct and complete copies of all reports and studies within the possession or control of the Company or any Stockholder with respect to past or present environmental conditions or events at any real property presently or previously owned or leased by the Company.

3.23(b)   Except as set forth on Schedule 3.23, the Company has no Liability (and the Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for any type of response costs or damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Law, and no property or facility owned or operated by the Company (previously or currently) will subject Buyer to any such Liability for any conditions, circumstances, acts or omissions occurring or arising on or before the Closing Date.

3.23(c)   Except as set forth on Schedule 3.23, all properties owned or operated (previously or currently) or leased and equipment used in the business of the Company, and its predecessors and Affiliates, have been free of asbestos, PCBs, underground storage tanks, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, polychlorinated biphenyls, landfills, surface impoundments, disposal areas and Extremely Hazardous Substances.

3.24.                     Certain Business Relationships with the Company.  Except as described in Schedule 3.24, neither any Stockholder nor any Affiliate of any Stockholder has been involved in any business arrangement or relationship with the Company within the past twelve (12) months (other than employment by the Company), and neither any Stockholder nor any Affiliates of any Stockholder own any Asset which is used in the business of the Company.

3.25.                     Access to Information.  The Common Stockholder acknowledges the availability to the Common Stockholder of the most recent filings made by Buyer with the SEC under the Securities Act and the Exchange Act at http://www.sec.gov/edgar/searchedgar/webusers.htm, and the review of such filings by the Common Stockholder.

3.26.                     No Product and Service Liability. The Company has not ever provided products or services for sale, lease or delivery and has no Liabilities in connection with any products or services for sale, lease or delivery.

3.27.                     Certain Business Practices.  Neither the Company nor any director, officer, stockholder, agent or employee of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.28.                     Disclosure.  No representation or warranty made by the Company or the Common Stockholder, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained herein or therein not misleading in light of the circumstances under which they were furnished. All statements and information contained in any certificate, instrument, schedule or document delivered by or on behalf of the Company and/or the Common Stockholder to Buyer shall be deemed representations and warranties by the Company and/or the Common Stockholder. There is no fact known to the Company or the Common Stockholder that has not been disclosed to Buyer in the schedules or otherwise in writing (whether as part of due diligence or otherwise) that was or is, or so far as the Company or the Common Stockholder can reasonably foresee, will have a Company Material Adverse Effect or was or is or will have a material adverse effect on the ability of the Company or the Common Stockholder to perform their respective obligations under this Agreement.

3.29.                     Limitation on Representations and Warranties.

3.29(a)   Neither the Company nor the Common Stockholder make any representation or warranty to Buyer regarding the probable success or profitability of the Company after the Closing Date.

3.29(b)   Except for the representations and warranties contained in this Article 3 (as modified by the schedules attached hereto), neither the Company nor the Common Stockholder nor any of their representatives makes any other express or implied representation or warranty with respect to the Company, its business, its Intellectual Property, or the transactions contemplated hereby, and the Company and the Common Stockholder disclaim any other representations or warranties, whether made by the Company, the Common Stockholder or any of their representatives.  Without limiting the generality of the foregoing, subject to and except for the express representations and warranties contained in this Article 3, (i) the Company and the Common Stockholder make no representation or warranty whatsoever, express or implied, concerning the Company’s Intellectual Property’s value, quantity, quality, condition, merchantability, suitability for use, salability, obsolescence, working order, validity, scope or enforceability, and (ii) Buyer specifically acknowledges that no warranties that any of the Company’s Intellectual Property is merchantable or fit for any particular purpose are made or should be implied.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Stockholders hereby represent and warrant, jointly and severally, to Buyer as follows as of the date of this Agreement and as of the Closing Date:

4.1.                            Authorization of Transaction.

4.1(a)                Each Stockholder has full power and authority to execute and deliver this Agreement and to perform all obligations hereunder required to be performed by such Stockholder.  This Agreement constitutes the valid and legally binding obligation of each Stockholder, enforceable in accordance with its terms and conditions.  Each Stockholder that is an individual, as indicated on Schedule 4.1 attached hereto, is a natural person over twenty-one (21) years of age who is domiciled in the state indicated on Schedule 4.1 attached hereto.  Each Stockholder that is not an individual, as indicated on Schedule 4.1 attached hereto, is the type of entity indicated on Schedule 4.1 attached hereto and is duly incorporated or organized (as applicable), validly existing and in good standing (or the equivalent) under the laws of the state of its incorporation or organization, which state is indicated on Schedule 4.1 attached hereto.

4.1(b)                None of Stockholders has had a legal representative appointed by a court of law or otherwise to act on behalf of such Stockholder, or with respect to any property of such Stockholder.  None of Stockholders is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

4.1(c)                 Each Stockholder that is not an individual, as indicated on Schedule 4.1 attached hereto, has all requisite corporate, limited liability company, or other similar power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Any person executing and delivering this Agreement on behalf of the estate of a deceased Stockholder represents that he or she is the legally appointed Executor/Executrix or Personal Representative of said deceased Stockholder’s estate.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or other similar action on the part of each Stockholder that is not an individual, as indicated on Schedule 4.1 attached hereto, and no other corporate, limited liability company or other similar proceeding on the part of any such Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholders and, assuming the due authorization, execution and delivery thereof by the other Stockholders, the Company and Buyer, constitutes the legal, valid and binding obligation of such Stockholders enforceable in accordance with its terms.

4.2.                            Non-contravention.  Except as set forth on Schedule 4.2, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate the Certificate of Formation, Limited Liability Company Agreement, Certificate of Incorporation (including any Certificate of Designation), Bylaws or equivalent organizational documents, in each case as amended and restated, of any of the Stockholders that are not individuals, (b) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, Governmental Entity, or court to which Stockholders or any of them is subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Stockholders and/or any of them are a party, by which Stockholders and/or any of them are bound or to which any Assets of Stockholders and/or any of them are subject.

4.3.                            Brokers’ Fees.  None of Stockholders have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.4.                            Company Shares.

4.4(a)                The Common Stockholder holds of record and owns beneficially all the outstanding shares of Company Common Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Encumbrances, Security Interests, options, warrants, purchase rights, contracts, commitments and/or other rights whatsoever.

4.4(b)                The Preferred Stockholders hold of record and own beneficially all the outstanding shares of Company Preferred Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Encumbrances, Security Interests, options, warrants, purchase rights, contracts, commitments and/or other rights whatsoever.

4.4(c)                 No Stockholder is a party to any option, warrant, purchase right or other contract or commitment whatsoever that could require Stockholders or any of them to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement). No Stockholder is a party to any voting trust, proxy, voting rights agreement or other agreement or understanding with respect to the voting of any capital stock of the Company.

4.5.                            Access to Information.  Stockholders acknowledge the availability to Stockholders of the most recent filings made by Buyer with the SEC under the Securities Act and the Exchange Act at http://www.sec.gov/edgar/searchedgar/webusers.htm, and the review of such filings by Stockholders.

4.6.                            Limitation on Representations and Warranties.

4.6(a)                Stockholders make no other representations or warranties to Buyer, or any of Buyer’s employees, agents, consultants or representatives except as expressly provided in this Agreement.

4.6(b)                Except for the representations and warranties contained in Article 3, Article 4, and Article 5 of this Agreement (each as modified by the schedules attached hereto), neither Stockholders nor any of their representatives make any other express or implied representation or warranty with respect to the Company, its business, its Intellectual Property, or the transactions contemplated hereby, and Stockholders disclaim any other representations or warranties, whether made by Stockholders or any of their representatives.  Without limiting the generality of the foregoing, subject to and except for the express representations and warranties contained in Article 3, Article 4, and Article 5 of this Agreement, (i) Stockholders make no representation or warranty whatsoever, express or implied, concerning the Company’s Intellectual Property’s value, quantity, quality, condition, merchantability, suitability for use, salability, obsolescence, working order, validity, scope or enforceability, and (ii) Buyer specifically acknowledges that no warranties that any of the Company’s Intellectual Property is merchantable or fit for any particular purpose are made or should be implied.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF PREFERRED STOCKHOLDERS

Each of the Preferred Stockholders hereby represents and warrants, severally, but not jointly, to Buyer as follows as of the date of this Agreement and as of the Closing Date:

5.1.                            Receipt and Review of the Disclosure Package.  Such Preferred Stockholder acknowledges that he, she or it has received, or has been granted access to a website that contains, a Disclosure Package, dated May 14, 2012, containing the following documents (all of which were filed by Buyer with the SEC): (a) Buyer’s Annual Report on Form 10-K for the fiscal year ended February 29, 2012, and (b) all of Buyer’s Current Reports on Form 8-K filed since March 1, 2012 (collectively, the “Disclosure Package”).  Such Preferred Stockholder has closely reviewed and understands the information in the Disclosure Package, including, but not limited to, the information contained in the section of the Annual Report on Form 10-K (as found in the Disclosure Package) entitled “Risk Factors.”  Such Preferred Stockholder acknowledges and agrees that the Disclosure Package, together with this Agreement, contains all of the information required to be provided to such Preferred Stockholder by Rule 502 promulgated under the Securities Act.

5.2.                            Investment Intent.  Such Preferred Stockholder is acquiring his, her or its portion of the Buyer Shares for investment for such Preferred Stockholder’s own account, not as a nominee or agent, and not with a view to the direct or indirect sale or distribution of any part thereof or the granting of any participation therein, and such Preferred Stockholder has no present intention of selling, granting any participation in, or otherwise distributing his, her or its portion of the Buyer Shares.  Such Preferred Stockholder has no contract, undertaking, agreement or arrangement with any Person to sell, transfer, or grant participation to such Person or to any third Person, with respect to any of such Preferred Stockholder’s portion of the Buyer Shares.

5.3.                            Accredited Investor Status.  The representations and warranties made by such Preferred Stockholder in his, her, or its completed Accredited Investor Questionnaire, in substantially the form attached hereto as Exhibit A (the “Accredited Investor Questionnaire”), regarding his, her, or its status as an “accredited investor” will be true and correct as of the date such Preferred Stockholder completes, executes and delivers such Accredited Investor Questionnaire to Buyer and as of the Closing Date.

5.4.                            Reliance on Exemptions.  Such Preferred Stockholder understands that the Buyer Shares are being offered and sold to him, her, or it in reliance on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and on exemptions under certain state securities laws and that Buyer is relying upon the truth and accuracy of, and such Preferred Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Preferred Stockholder set forth herein and in the completed Accredited Investor Questionnaire to be delivered to Buyer by such Preferred Stockholder in order to determine the availability of such exemptions and the eligibility of such Preferred Stockholder to acquire his, her or its portion of the Buyer Shares.

5.5.                            Information.  Such Preferred Stockholder and his, her, or its advisors, if any, have had access to and have been furnished with all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Buyer Shares which have been requested by such Preferred Stockholder.  Such Preferred Stockholder and his, her, or its advisors, if any, have been afforded the opportunity to ask questions of Buyer, and Buyer has answered all questions that such Preferred Stockholder and/or his, her or its advisors, if any, have asked.  Such Preferred Stockholder has taken all the steps necessary to evaluate the merits and risks of an investment in the Buyer Shares.  Such Preferred Stockholder understands that his, her, or its investment in the Buyer Shares involves a high degree of risk.  Such Preferred Stockholder has sought such accounting, legal and tax advice as he, she, or it has considered necessary to make an informed investment decision with respect to his, her, or its acquisition of the Buyer Shares.

5.6.                            No Governmental Review.  Such Preferred Stockholder understands that no federal or state agency, self-regulatory organization, or any other government or governmental agency has reviewed, passed on or made any recommendation or endorsement of the Buyer Shares or the fairness or suitability of the investment in the Buyer Shares nor have such authorities reviewed, passed upon or endorsed the merits of the offering of the Buyer Shares.

5.7.                            Transfer or Resale.  Such Preferred Stockholder understands that, subject to Section 8.16:

5.7(a)                the Buyer Shares have not been and are not being registered under the Securities Act, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, (ii) such Preferred Stockholder shall have delivered to Buyer an opinion of counsel, in form and substance acceptable to Buyer, to the effect that such Buyer

Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (iii) such Preferred Stockholder provides Buyer with assurance, in form and substance acceptable to Buyer, that such Buyer Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”);

5.7(b)                any sale of the Buyer Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, further, if Rule 144 is not applicable, any resale of the Buyer Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

5.7(c)                 neither Buyer nor any other Person is under any obligation to register the Buyer Shares under the Securities Act or to comply with the terms and conditions of any exemption thereunder.

Such Preferred Stockholder has not, in anticipation of this Agreement and such Preferred Stockholder’s acquisition of and investment in the Buyer Shares, and in any case during the forty-five (45) days prior to the date hereof, effected any “short” sales with respect to Buyer Common Stock or entered into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Buyer Common Stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

5.8.                            Legends.  Such Preferred Stockholder understands that, until such time as provided in Section 8.17, any stock certificates representing the Buyer Shares shall bear restrictive legends in substantially the form set forth in Section 8.17 (and a stop-transfer order may be placed against transfer of such stock certificates) in accordance with the terms and conditions of Section 8.17.

5.9.                            No Ownership of Buyer Common Stock.  Except as set forth on Schedule 5.9, such Preferred Stockholder does not beneficially own any shares of Buyer Common Stock as of the date of this Agreement.

5.10.                     Knowledge and Experience.  Such Preferred Stockholder, either alone or with his, her, or its purchaser representative(s), has such knowledge and experience in financial and business matters that he, she, or it is capable of evaluating the merits and risks of his, her, or its investment in the Buyer Shares.

5.11.                     No Need for Liquidity.  Such Preferred Stockholder has no need for liquidity with respect to such Preferred Stockholder’s investment in the Buyer Shares to satisfy any existing or contemplated need, undertaking or indebtedness.  Such Preferred Stockholder understands the various risks of an investment in the Buyer Shares pursuant to this Agreement and is able to bear the economic risk of his, her, or its investment in the Buyer Shares for an indefinite period, including the risk of losing all of his, her or its investment.

5.12.                     No General Solicitation.  The Buyer Shares were not offered to such Preferred Stockholders by means of: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising, or (c) any other form of general solicitation or advertising contemplated by Regulation D as promulgated by the SEC under the Securities Act.

5.13.                     Experience, Organization, and Authorization of Entities.  If such Preferred Stockholder is a partnership, trust, corporation or other entity: (a) it has made other investments or engaged in other substantial business activities prior to receiving an opportunity to invest in the Buyer Shares pursuant to this Agreement; (b) it was not organized for the purpose of acquiring the Buyer Shares; (c) the person executing this Agreement and the Accredited Investor Questionnaire on behalf of the partnership, trust, corporation or other entity has the full power and authority to execute and comply with the terms of this Agreement and the Accredited Investor Questionnaire on behalf of such entity and to make the representations and warranties made in this Agreement and in the Accredited Investor Questionnaire on its behalf; and (d) the investment in the Buyer Shares by such Preferred Stockholder has been affirmatively authorized, if required, by the governing board of such entity and is not prohibited by the governing documents of the entity.

5.14.                     Acknowledgement of Risks, Uncertainties, and Tax Consequences.  Such Preferred Stockholder acknowledges and understands that any information provided to him, her or it, or his, her or its advisors, if any, (to the extent any information has been requested) involves substantial risks and uncertainties.  Risks, uncertainties and events may cause Buyer’s actual results to differ materially from its expectations, to the extent that such expectations were communicated to such Preferred Stockholder or his, her or its advisors, if any. Such Preferred Stockholder acknowledges that he, she, or it is aware that the occurrence of these risks and uncertainties could have a material adverse effect on Buyer’s business, financial condition and results of operations and on the value of the Buyer Shares. Such Preferred Stockholder acknowledges and understands that, as a result of his, her, or its receipt of Buyer Shares in exchange for his, her, or its Preferred Shares pursuant to this Agreement, he, she, or it may realize taxable gain (or loss). Such Preferred Stockholder acknowledges that he, she, or it should consult with his, her or its own tax advisor regarding his, her or its specific tax situation and the impact and consequences of the transactions described in and contemplated by this Agreement.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Stockholders as follows as of the date of this Agreement and as of the Closing Date:

6.1.                            Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

6.2.                            Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by Stockholders and the Company, constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

6.3.                            No Conflict; Required Filings and Consents.

6.3(a)                The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Buyer, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Buyer or by which any of its properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien or Encumbrance on any of the properties or Assets of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or which Buyer or any of its properties is bound by or subject to, except for breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or Liens or Encumbrances that would not have a Buyer Material Adverse Effect.

6.3(b)                The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act and the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Buyer from performing its obligations under this Agreement.

6.4.                            Limitation on Representations and Warranties.

6.4(a)                Buyer makes no other representation or warranty to the Company or Stockholders, or any of the Company’s or Stockholders’ employees, agents, consultants or representatives except as expressly provided in this Agreement.

6.4(b)                Buyer makes no representation or warranty to the Company or Stockholders regarding the probable success or profitability of Buyer.

6.5.                            Reports; Financial Statements.

6.5(a)                Buyer is current in all forms, reports, statements and other documents required to be filed with the SEC (collectively, the “Buyer SEC Reports”), except where the failure to be current would not have a Buyer Material Adverse Effect.  The Buyer SEC Reports, including all Buyer SEC Reports filed after the date of this Agreement and prior to the Closing Date, were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports). As of their respective dates, the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.5(b)                Each of the financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports filed prior to, on or after the date of this Agreement (i) have been or will be prepared in accordance with, and complied or will comply as to form with, the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and (ii) fairly present or will fairly present the financial position of Buyer as of the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

6.6.                            Absence of Certain Changes or Events.  Except as and to the extent disclosed in the Buyer SEC Reports filed prior to the date of this Agreement or as contemplated in this Agreement, since the end of the calendar period for which Buyer filed its most recent Buyer SEC Report, there has not been (a) a Buyer Material Adverse Effect or (b) any significant change by Buyer in its accounting methods, principles or practices.

6.7.                            Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

ARTICLE 7: COVENANTS

7.1.                            Affirmative Covenants of the Company.  The Company hereby covenants and agrees that, prior to the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, the Company will:

7.1(a)                use its best efforts to:

7.1(a)(i)                                                     except as set forth on Schedule 7.1(a)(i), preserve and/or maintain, in all material respects and consistent with past custom and practice, its business and properties, including its present operations, physical facilities, working conditions and relationships with its present employees, if any, and Persons having significant business relations with it, including, without limitation, suppliers and customers,

7.1(a)(ii)                                                  maintain and keep its properties and Assets in as good repair and condition as at present, ordinary wear and tear excepted,

7.1(a)(iii)                                               keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained, and

7.1(a)(iv)                                              at the request of Buyer, obtain pre-clearance certificates and file such instruments and documents as are necessary to permit Buyer to merge the Company with and into Buyer on the Closing Date or immediately following the Closing Date;

7.1(b)                advise Buyer of any event the occurrence or non-occurrence of which, so far as the Company or Stockholders can reasonably foresee, could have a Company Material Adverse Effect, could have a material adverse effect on the ability of the Company or Stockholders to perform their respective obligations under this Agreement or, following the Closing, could have a Buyer Material Adverse Effect; and

7.1(c)                 transfer, distribute and/or dispose of all of the items described in Section 1.2(b) and listed on Schedule 1.2(b) to Stockholders or to a third party at the direction of Stockholders, all with the effect that such items shall not be owned by the Company on the Closing Date.

7.2.                            Negative Covenants of the Company.  Except as expressly contemplated by this Agreement or as previously disclosed to Buyer in writing on Schedule 7.2, or otherwise consented to in writing by Buyer, from the Balance Sheet Date until the Closing Date, the Company has not and shall not, directly or indirectly through any Affiliate or otherwise (and Stockholders have not and shall not cause the Company to), and has not permitted and shall not permit any Affiliate to directly or indirectly, do any of the following:

7.2(a)                declare or pay any dividend on or make any other distribution in respect of outstanding shares of its capital stock;

7.2(b)                (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

7.2(c)                 (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Security Interests, Liens, claims, pledges, limitations in voting rights, charges or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any other shares, or any rights, warrants or options to acquire, any such shares; and (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

7.2(d)                acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or all or a portion of the assets of, or by any other manner, any corporation, limited liability company, partnership, association or other business, organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business) which are material, individually or in the aggregate, to the Company;

7.2(e)                 sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material Assets;

7.2(f)                  propose or adopt any amendments to its Certificate of Incorporation or its Bylaws;

7.2(g)                 (i) change any of its methods of accounting in effect on the Balance Sheet Date, or (ii) make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax Return for the taxable year ended December 31, 2010, except, in the case of clause (i) or clause (ii), as may be required by Law or GAAP;

7.2(h)                enter into any Contract;

7.2(i)                    create, or permit the creation of, any Lien upon any Assets;

7.2(j)                   employ or hire any Persons, whether as employees, independent contractors, consultants or otherwise;

7.2(k)                sell, lease, transfer or assign any Assets;

7.2(l)                    make any capital expenditures other than in the Ordinary Course of Business, or make any capital expenditures which in the aggregate exceed Five Thousand Dollars ($5,000.00), unless the Company has received the prior written consent of Buyer;

7.2(m)            amend or renew, or enter into any Contract involving operations outside of the United States; or

7.2(n)                take or agree to take any action that would or is reasonably likely to result in any representations and warranties of the Company or Stockholders set forth in this Agreement being untrue or in any of the conditions to the Purchase not being satisfied.

7.3.                            Negative Covenants of Buyer.  Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Closing Date, Buyer will not take or agree to take any action that would or is reasonably likely to result in any representations and warranties of Buyer set forth in this Agreement being untrue or in any of the conditions to the Purchase not being satisfied.

ARTICLE 8: ADDITIONAL AGREEMENTS

8.1.                            Appropriate Action; Consents; Filings.

8.1(a)                The Company, Stockholders, and Buyer shall each use its best efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer, Stockholders, or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Purchase; (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (a) the federal securities laws and the rules and regulations thereunder, if any, and any other applicable federal or state securities laws, and (b) any other applicable Law; provided that Buyer, Stockholders and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company, Stockholders, and Buyer shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

8.1(b)                Notices and Consents.

8.1(b)(i)       Each of the Company and Buyer shall give any notices to third parties, and use its best efforts to obtain any third party consents (a) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (b) disclosed or required to be disclosed in the schedules contained herein, (c) otherwise required under any Contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated herein or (d) required to prevent a Company Material Adverse Effect from occurring prior to or after the Closing Date or a Buyer Material Adverse Effect from occurring prior to or after the Closing Date.

8.1(b)(ii)       In the event that any party shall fail to obtain any third party consent described in Section 8.1(b)(i) above, such party shall use its best efforts, and shall take any such actions reasonably requested by the other parties hereto, to minimize any adverse effect upon the Company and Buyer and their respective businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

8.2.                            Transfer of Company Liabilities Prior to the Closing Date.  The Company and Stockholders shall transfer, distribute and/or dispose of all Liabilities of the Company reflected on the Balance Sheet and any Liabilities arising after the Balance Sheet Date up to and through the Closing Date (other than those Liabilities described in Section 1.2(b)(vi)(A) and (B)) to Stockholders, and Stockholders shall assume such Liabilities all with the effect that such Liabilities shall not be owned by the Company, nor assumed by Buyer, at the Closing Date. Any

Taxes generated in connection with such transfers, distributions or disposals shall be borne by Stockholders or shall be reimbursed to Buyer by Stockholders.

8.3.                            Contract Assignments/Novations.  Prior to the Closing Date or such reasonable time after the Closing Date as may be required, the Company and Stockholders agree to use their best efforts to cause all parties to all material Contracts with the Company to issue their written consent, if necessary, to the assignment and novation of all such Contracts from the Company to Buyer without any charge or cost and without any material change in the terms of the applicable Contract or other arrangement previously existing between such party and the Company and/or Stockholders, with such consents to be set forth on Schedule 9.2(c) hereto.

8.4.                            Best Efforts.  The parties hereto shall use their best efforts to consummate the Purchase and the other transactions contemplated hereby as promptly as practicable.

8.5.                            Confidentiality; Public Announcements.  The parties hereto agree that only Buyer may make any public announcement of the existence of this Agreement and/or the transactions contemplated hereby, including without limitation the Purchase.  The parties hereto agree not to make public any of the terms of this Agreement, the Purchase, all other transactions contemplated hereunder and all other Exhibits executed in connection herewith, unless otherwise required by law, regulations, rules, judicial order or a directive from the SEC, the Financial Industry Regulatory Authority, or any applicable stock exchange or market or self-regulatory organization or unless in connection with an alleged or actual violation of the terms of the Non-Competition Agreement.

8.6.                            No Competing Transactions.  Stockholders and/or the Company have not engaged in any Competing Transaction since the execution of the term sheet relating to the transactions contemplated by this Agreement.  From the date of this Agreement until the Closing Date, the Company and Stockholders agree that they shall not, individually or in the aggregate, engage in or conduct any discussions relating to any Competing Transaction.

8.7.                            Tax Treatment.  The parties to this Agreement agree that they will treat the Purchase as a purchase of Stockholders’ Shares for federal and state income Tax purposes and that they will not make any election, take any position or take any action on any Tax Return or otherwise that would cause the Purchase to be treated as a sale of Assets by the Company to Buyer or in any manner that is inconsistent with this Section 8.7.

8.8.                            Additional Tax Matters.

8.8(a)                Tax Returns.

8.8(a)(i)                                           Buyer shall prepare or cause to be prepared and file or cause to be filed, at Buyer’s cost and expense, all Tax Returns of the Company, other than the Tax Returns for the Company described in Section 8.8(a)(ii) below, which are due after the Closing Date.  With respect to all Tax periods ending on or prior to the Closing, Stockholders, jointly and severally, shall reimburse Buyer or the Company for any Taxes of the Company within fifteen (15) days after payment by Buyer or the Company of such Taxes.  With respect to

Tax periods beginning before and ending after the Closing Date, Stockholders, jointly and severally, shall pay to Buyer within fifteen (15) days after payment by Buyer of such Taxes with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date.  For purposes of this Section 8.8(a)(i), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date, using the “closing of the books” method of accounting.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

8.8(a)(ii)                                        The Common Stockholder and Preferred Stockholder Representative (as defined below) shall prepare or cause to be prepared and timely file or cause to be timely filed, at Stockholders’ cost and expense, all income and franchise Tax Returns for the Company (including, without limitation, the Company’s federal Form 1120, U.S. Corporation Income Tax Return for a C Corporation, and any related state income or franchise Tax Return(s)) for all periods ending on or prior to the Closing, including, without limitation, the income and franchise Tax Return(s) for the Company for the fiscal year or portion thereof in which the Closing occurs (“Final Tax Return”) on or before February 15, 2013 and shall deliver or cause to be delivered on or before that same date the Final Tax Return and financial statements for the time period covered by the Final Tax Return, as well as the Tax Return for the full year immediately preceding the period covered by the Final Tax Return and financial statements for that immediately preceding full year, to the following person: Michelle J. Moukios, Compliance Director, Augme Technologies, Inc., 350 7th Avenue, 2nd Floor, New York, New York 10001.  The Common Stockholder and Preferred Stockholder Representative shall provide Buyer with a draft copy of such Tax Returns at least thirty (30) days prior to the due date thereof, shall permit Buyer to review and comment on each of such Tax Returns (including without limitation the Final Tax Return) described in the preceding sentence prior to filing and shall make such revisions to any such Tax Returns as are reasonably requested by Buyer.  Buyer and the Company shall then file or cause to be filed such Tax Returns on the Company’s behalf.  Stockholders, jointly and severally, shall reimburse Buyer or the Company for any Taxes of the Company with respect to all Tax periods ending on or prior to the Closing within fifteen (15) days after payment by Buyer or the Company of such Taxes.

8.8(a)(iii)                                     Buyer shall prepare or cause to be prepared and file or cause to be filed, at Buyer’s cost and expense, any Tax Returns for the Company for all periods beginning after the Closing Date.

8.8(a)(iv)                                    Stockholders and the Company agree to cooperate with Buyer’s Tax Department in its compliance with all SEC and IRS disclosure and reporting requirements, including the identification, quantification, and documentation of all Tax reserves in accordance with Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”) and Statement of Financial Accounting Standards No. 5 (“FAS 5”) financial reporting guidance, “Reportable Transactions,” as defined in Treasury Regulations Section 1.6011-4, if any, and any uncertain tax positions on its annual income tax filings, as required under federal and state tax law.  Stockholders and the Company shall provide Buyer with all workpapers, documents, records and information documenting potential Tax exposure, uncertain tax positions, and Reportable Transactions that are or should be in their possession, including positions taken and anticipated likelihood of success.

8.8(b)                Cooperation on Tax Matters.

8.8(b)(i)                                           Buyer, the Company and Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.8 and any audit, appeal, litigation or other proceeding with respect to Taxes. Stockholders shall not settle any such audit, appeal, litigation or other proceeding or any Tax assessment or proposed Tax assessment without the prior written consent of Buyer. The parties’ cooperation shall include the retention and (upon the other party’s request) the provision of records and information, which are reasonably relevant to any such audit, appeal, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Stockholders agree to provide Buyer upon Closing with all books and records with respect to Tax matters pertinent to the Company relating to any taxable period before Closing (including any extensions thereof) as to which the statute of limitations has not expired and warrant that no such books and records have been transferred, destroyed or discarded and that the Company and Stockholders have abided by all record retention agreements, if any, entered into with any taxing authority.

8.8(b)(ii)                                        Buyer and Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

8.8(c)                 Within thirty (30) days following the Closing Date, the Company and Stockholders shall provide to Buyer all workpapers, documents, records and information used in connection with or which support the completion of all Tax Returns for the Company for taxable periods ended on or after December 31, 2009, as well as all original invoices or copies thereof in the possession or control of the Company or any of Stockholders memorializing the purchase of Assets (and other documentation of any type memorializing the incurrence and payment of any and all Taxes on the purchase of such Assets) in connection with the purchase by the Company or Stockholders, as the case may be, of all Assets used in the Company’s operations.

8.9.                            Name Change.  Buyer shall take all steps necessary or appropriate to cause the Company to change its name within a reasonable period of time following the Closing Date to another corporate name not containing the name “GEOS” or any variation thereof and to cease conduct of business under any assumed or trade name containing the name “GEOS” or any variation thereof.

8.10.                     Bank Accounts.  Listed on Schedule 8.10 hereto are each and every bank account of the Company, including the name of the bank, the bank’s address, the account number, signatories and all other information reasonably requested by Buyer.  For a period of time commencing immediately following the Closing and terminating at such time as Buyer agrees that the following are no longer necessary, the Company and Stockholders agree to (a) redirect all deposits to any bank accounts of the Company to such bank accounts as Buyer may designate; and (b) provide to Buyer, at 350 7th Avenue, 2nd Floor, New York, New York 10001, Attention: Michelle J. Moukios, within ten (10) days following the end of each applicable monthly banking cycle all bank account statement pages that show deposits for each and every bank account of the Company in existence prior to and/or at the Closing.

8.11.                     Employee Releases.  On or before the tenth (10th) day following the Closing Date, each of the individuals listed on Schedule 8.11 shall execute a release, in substantially the form attached hereto as Exhibit B (each an “Employee Release” and, collectively, the “Employee Releases”), and the Stockholders shall deliver such fully executed Employee Releases to Buyer.

8.12.                     Preferred Stockholder Acknowledgment and Release.

8.12(a)         Each of the Preferred Stockholders acknowledges and agrees, on behalf of himself, herself, or itself and any Person claiming by or through such Preferred Stockholder, that the consideration to be received by such Preferred Stockholder pursuant to this Agreement (subject to the terms and conditions set forth in this Agreement) satisfies, in full, all of the obligations of the Company, the Common Stockholder, and/or Geos Delaware (as defined below) to such Preferred Stockholder and that neither the Company nor the Common Stockholder nor Geos Delaware has any further obligations to such Preferred Stockholder as a result of or arising from (i) such Preferred Stockholder’s ownership of Preferred Shares; (ii) the Exchange Agreement, dated as of June 30, 2009, among the Common Stockholder, i2 Telecom International, Inc., a Delaware corporation which, due to a name change, is now known as Geos Communications, Inc. and which is a subsidiary of the Common Stockholder (“Geos Delaware”), the Company, and such Preferred Stockholder; (iii) the Company’s Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; and/or (iv) any other agreement, contract, understanding or arrangement between such Preferred Stockholder and the Common Stockholder, Geos Delaware, and/or the Company.

8.12(b)         Each of the Preferred Stockholders, on behalf of himself, herself, or itself and any Person claiming by or through such Preferred Stockholder, does hereby waive and unconditionally and irrevocably release, indemnify and discharge the Company, the Common Stockholder, Geos Delaware, Buyer, and their respective present and former officers, managers, directors, successors (including, without limitation, by merger, stock acquisition or acquisition of all or substantially all of their respective assets), and assigns (collectively, the “Released Parties”) from any and all claims, demands, rights, actions, suits, proceedings, Liabilities, obligations, and causes of action of any kind and nature whatsoever, that such Preferred Stockholder, or any Person claiming by or through such Preferred Stockholder, ever had or now has, upon or by reason of any matter, cause or thing resulting from, arising out of, relating or pertaining to, or alleged to result from or arise out of or relate or pertain to, (i) the issuance of the Preferred Shares to the Preferred Stockholders, the sale of such shares and any other matters arising out of or relating to such Preferred Stockholder’s purchase, ownership, and/or disposition of Preferred Shares, (ii) the Exchange Agreement, dated as of June 30, 2009, among the Common Stockholder, Geos Delaware, the Company, and such Preferred Stockholder, (iii) the Company’s Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and/or (iv) any other agreement, contract, understanding or arrangement between such Preferred Stockholder and the Common Stockholder, Geos Delaware, and/or the Company (collectively, “Claims”).

8.12(c)          Each of the Preferred Stockholders further expressly acknowledges that (i) the release described in Section 8.12(b) is a full and final release and is intended to include in its effect all Claims within the scope of Section 8.12(b), including, without limitation, all Claims that such Preferred Stockholder does not know or suspect to exist in such Preferred Stockholder’s favor on the date hereof, and (ii) the release described in Section 8.12(b) contemplates the extinguishment of all such Claims.

8.12(d)         Each of the Preferred Stockholders acknowledges and agrees that he, she, or it is receiving a substantial economic benefit as a result of the consideration to be received by such Preferred Stockholder pursuant to this Agreement and that the release described in Section 8.12(b) is being provided in exchange for such consideration with the intent and understanding that it will be relied upon by the Released Parties and their successors and assigns.

8.13.                     Payment of Final Obligations of the Company; Creditor Releases.

8.13(a)         The Common Stockholder shall ensure that, on or prior to the Closing Date, the following payments are made to the following creditors: (i) the payment of One Hundred Seventy-Five Thousand Dollars ($175,000.00) to GSSF Master Fund, LP (also known as CSSF Master Fund, LP); (ii) the payment of Fifty Thousand Dollars ($50,000.00) to George Munoz; (iii) the payment of Twenty Thousand Dollars ($20,000.00) to Jackson Walker, L.L.P.; (iv) the payment of Twenty Thousand Dollars ($20,000.00) to BDO USA, LLP (aka BDO Seidman); (v) the payment of Thirty Thousand Dollars ($30,000.00) to Salesforce.com, Inc.; and (vi) the payment of all other amounts described (to the parties described) on Schedule 8.13 hereto.  Buyer agrees to cooperate with the Common Stockholder to accomplish the foregoing.

8.13(b)         In connection with the payments to be made to Jackson Walker, L.L.P. and BDO USA, LLP pursuant to Section 8.13(a), the Common Stockholder shall deliver to Buyer, on or before the Closing Date, (i) a release, in substantially the form attached hereto as Exhibit C-1, executed by Jackson Walker, L.L.P., and (ii) a release, in substantially the form attached hereto as Exhibit C-1, executed by BDO USA, LLP (each, a “Non-Litigating Creditor Release” and, collectively, the “Non-Litigating Creditor Releases”).  In connection with the payments to be made to Toler Law Group pursuant to Section 8.13(a), as described in Schedule 8.13, the Common Stockholder and the Company shall deliver to Buyer, on or before the Closing Date, a release, generally in the form attached hereto as Exhibit C-1 or in such form as reasonably agreed to by the Common Stockholder, the Company, and Buyer, executed by Toler Law Group.

8.13(c)          In connection with the payments to be made to GSSF Master Fund, LP (also known as CSSF Master Fund, LP), George Munoz, and Salesforce.com, Inc. pursuant to Section 8.13(a), the Common Stockholder shall deliver to Buyer, on or before the Closing Date, (i) a release, generally in the form attached hereto as Exhibit C-2 or in such other form as reasonably agreed to by the Common Stockholder, the Company, and Buyer, executed by GSSF Master Fund, LP (also known as CSSF Master Fund, LP), (ii) a release, generally in the form attached hereto as Exhibit C-2 or in such other form as reasonably agreed to by the Common Stockholder, the Company, and Buyer, executed by George Munoz, and (iii) a release, generally in the form attached hereto as Exhibit C-2 or in such other form as reasonably agreed to by the Common Stockholder, the Company, and Buyer, executed by Salesforce.com, Inc. (each, a “Litigating Creditor Release” and, collectively, the “Litigating Creditor Releases”).

8.13(d)         In addition, the Common Stockholder shall deliver to Buyer, on or before the tenth (10th) day following the Closing Date, evidence in form and substance satisfactory to Buyer that (i) all of the payments described in Section 8.13(a) (including the payments described on Schedule 8.13) have been made in full, (ii) the lawsuit filed by GSSF Master Fund, LP (also known as CSSF Master Fund, LP) against the Common Stockholder on June 3, 2011 in the District Court for the 134th-G Judicial District of Dallas County, Texas (Case No. 11-06950) has been requested by the parties thereto to be dismissed with prejudice, (iii) the lawsuit filed by George Munoz against the Common Stockholder on March 26, 2012 in the Circuit Court of Arlington County in the Commonwealth of Virginia (Civil Action No. 12-782) has been requested by the parties thereto to be dismissed with prejudice, and (iv) the lawsuit filed by Salesforce.com, Inc. against the Common Stockholder and DOES ONE through TEN on March 22, 2011 in the Superior Court of the State of California, County of San Francisco (Case No. CGC-11-510662) has been requested by the parties thereto to be dismissed with prejudice.  The Stockholders covenant and agree, jointly and severally, that following the payment in full of all amounts described in Section 8.13(a) (including the payments described on Schedule 8.13), the Company will have absolutely no outstanding Liabilities whatsoever, whether liquidated or contingent and whether trade accounts payable or otherwise, and all debts, obligations and other Liabilities of the Company, including those listed on Schedule 8.13 hereto, will have been fully satisfied and extinguished.

8.14.                     [Intentionally omitted.]

8.15.                     Termination of License Agreement.  On or prior to the Closing Date, the Company and the Common Stockholder shall terminate or cause to be terminated (a) the License Agreement, dated as of June 30, 2009, between the Company and Geos Delaware, and (b) all outstanding obligations, Liabilities, rights and conditions contained in or resulting or arising from such License Agreement, including, but not limited to, such obligations, Liabilities, rights and conditions that by their terms are intended to survive termination.

8.16.                     Lock-Up Agreement.

8.16(a)         Each Preferred Stockholder hereby agrees that during the one (1) year period beginning on the Closing Date, such Preferred Stockholder will not offer, sell, contract to sell, pledge, transfer, or otherwise dispose of, directly or indirectly, any of the Buyer Shares issuable to such Preferred Stockholder pursuant to this Agreement, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Buyer Shares, without, in each case, the prior written consent of Buyer.  The restrictions set forth in this Section 8.16(a) shall lapse and be of no further effect on or after the earlier to occur of (i) the first annual anniversary of the Closing Date, or (ii) the consummation of a Change in Control of Buyer.  For purposes of this Agreement, a “Change in Control of Buyer” means a change in the ownership of fifty-one percent (51%) or more of all of the issued and outstanding shares of Buyer’s capital stock from the ownership of such shares immediately following Closing.

8.16(b)         The restrictions in Section 8.16(a) shall not apply to transactions relating to any securities of Buyer acquired by a Preferred Stockholder or any of his, her, or its Affiliates (i) prior to the date of this Agreement or (ii) in the open market after the date of this Agreement.

8.17.                     Legends.

8.17(a)         The Preferred Stockholders agree that any certificates representing the Buyer Shares, except as set forth below, shall bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE ACCEPTABLE TO AUGME TECHNOLOGIES, INC., THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

The legend set forth above shall be removed and Buyer shall issue a certificate without such legend to the holder of the applicable Buyer Shares upon which it is stamped if (i) such Buyer Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides Buyer with an opinion of counsel, in form and substance acceptable to Buyer, to the effect that such sale, assignment or transfer of the Buyer Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides Buyer with assurance, in form and substance acceptable to Buyer, that the Buyer Shares may be sold, assigned or transferred pursuant to Rule 144(b)(1)(i).  Notwithstanding the foregoing, Buyer shall only issue such a certificate in the event that such Buyer Shares are no longer being retained as the Holdback and have been released and distributed pursuant to Section 10.8 hereof.

8.17(b)         The Preferred Stockholders further agree that any certificates representing the Buyer Shares, except as set forth below, shall bear a second restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AGREEMENT CONTAINED IN A STOCK PURCHASE AGREEMENT AMONG AUGME TECHNOLOGIES, INC., GEOS COMMUNICATIONS IP HOLDINGS, INC. (“GEOS”), AND THE STOCKHOLDERS OF GEOS, DATED AS OF MAY 22, 2012.  SUCH LOCK-UP AGREEMENT SHALL BE BINDING ON ALL HEIRS, ADMINISTRATORS, EXECUTORS AND ASSIGNEES OR SUCCESSORS IN INTEREST TO EITHER AUGME TECHNOLOGIES, INC. OR THE STOCKHOLDER IN ACCORDANCE WITH ITS TERMS. THE RELEVANT PORTIONS OF THE STOCK PURCHASE AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF AUGME TECHNOLOGIES, INC. DURING NORMAL BUSINESS HOURS.

The legend set forth above shall be removed and Buyer shall issue a certificate without such legend to the holder of the applicable Buyer Shares upon which it is stamped, when, in accordance with Section 8.16(a), the restrictions set forth in Section 8.16(a) have lapsed and are of no further effect.  Notwithstanding the foregoing, Buyer shall only issue such a certificate in the event that such Buyer Shares are no longer being retained as the Holdback and have been released and distributed pursuant to Section 10.8 hereof.

8.18.                     No Short Sales in Violation of the Securities Act.  Except in compliance with the Securities Act and any applicable interpretations of the SEC promulgated thereunder, no Preferred Stockholder will effect any “short” sales with respect to the Buyer Shares or enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Buyer Shares, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

8.19.                     Preferred Stockholder Representative.  As used herein, the term “Preferred Stockholder Representative” shall mean Allan Lyons, Managing Partner of Vestal Venture Capital, or his heirs, successors, assigns or designees, as such may be designated from time to time upon notice given to the Company, Buyer and the Common Stockholder. The Company, Buyer, and the Common Stockholder shall be entitled to rely conclusively upon any action or inaction by Preferred Stockholder Representative as being fully authorized and approved by and binding upon all of the Preferred Stockholders notwithstanding any assertion by any Preferred Stockholder to the contrary, it being the purpose and intent of this Section 8.19 that Buyer, the Company, and the Common Stockholder shall be entitled to treat Preferred Stockholder Representative as if such person were the sole selling stockholder of all of the Preferred Shares.

The Preferred Stockholders hereby agree among themselves, and with and for the benefit of the Company, Buyer, and the Common Stockholder that Preferred Stockholder Representative is hereby appointed the agent and attorney-in-fact for each Preferred Stockholder with full power, authority and discretion to act on behalf of each Preferred Stockholder with respect to all action, inaction, disputes, decisions or other matters arising out of or in connection with this Agreement, with the only limitation on such power, authority and discretion being that all Preferred Stockholders shall be treated equally. Such attorney-in-fact shall have full power of substitution.  This power of attorney is hereby acknowledged and declared to be irrevocable and a power coupled with an interest (in favor of each other Preferred Stockholder, Buyer, the Company, and the Common Stockholder), shall survive the death of each Preferred Stockholder, and shall extend to and be binding upon such Preferred Stockholder’s legal representatives, heirs, successors, and assigns. Preferred Stockholder Representative shall have no liability to any Preferred Stockholder with respect to actions or omissions in his capacity as Preferred Stockholder Representative, except to the extent that such actions or omissions are in bad faith or constitute gross negligence.

8.20.                     Approval of Transaction; Waiver of Certain Rights.  Each of the Stockholders hereby acknowledges and agrees that he, she or it consents to, authorizes and approves (a) the Company’s execution, delivery, and performance of this Agreement, and (b) the consummation of the transactions contemplated by this Agreement pursuant to the terms and conditions set forth in this Agreement.  Each of the Preferred Stockholders further agrees to waive (v) any and all rights that he, she or it may have under Section 3 of the Company’s Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock if the transactions contemplated by this Agreement were to be deemed to be a “Deemed Liquidation Event” (as defined therein), (w) any and all rights that he, she or it may have under the Company’s Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock or applicable Laws to object to the transactions contemplated by this Agreement, (x) any and all rights to payment that he, she or it may have under the Company’s Certificate of the Designations, Preferences, Rights and Limitations of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, including, but not limited to, any rights to dividend or redemption payments, (y) any and all rights that he, she or it may have under the Exchange Agreement, dated as of June 30, 2009, among the Common Stockholder, Geos Delaware, the Company, and such Preferred Stockholder, including, but not limited to, any and all rights to his, her or its pro rata share of a five percent (5%) participation in future monetization, sale, license and royalty revenues derived from U.S. Patent No. 7,460,480, entitled “Dynamic Transmission of Packets over Broadband,” and (z) any and all rights that he, she or it may have under any other agreement, contract, understanding or arrangement between such Preferred Stockholder and the Common Stockholder, Geos Delaware, and/or the Company.

8.21.                     Delivery of Intellectual Property Documentation.

8.21(a)         On or prior to the Closing Date, the Company and the Common Stockholder shall deliver to Buyer correct and complete copies of (i) all of the patents, patent applications, patent disclosures, patent certificates, and assignments relating to the Intellectual

Property listed on Schedule 3.14(b), and (ii) all of the applications, registrations and renewals relating to the Intellectual Property listed on Schedule 3.14(b).  On or prior to the Closing Date, the Company and the Common Stockholder shall execute and deliver to Buyer, or cause to be executed and delivered to Buyer, any other agreements, assignments, documents, instruments or certificates relating to the Intellectual Property listed on Schedule 3.14(b) that may be advisable and/or required by Buyer and the Company (I) in connection with their maintenance, ownership, use, enforcement of their rights in and to, and/or enforcement of the protections of the Intellectual Property listed on Schedule 3.14(b) or (II) in order to consummate the transactions contemplated hereby.

8.21(b)         Following the Closing Date, the Common Stockholder agrees to execute and deliver to Buyer, or to cause to be executed and delivered to Buyer, any agreements, assignments, documents, instruments or certificates relating to the Intellectual Property listed on Schedule 3.14(b) that may be advisable and/or required by Buyer and the Company (i) in connection with their maintenance, ownership, use, enforcement of their rights in and to, and/or enforcement of the protections of the Intellectual Property listed on Schedule 3.14(b) or (ii) in order to consummate the transactions contemplated hereby.

ARTICLE 9: CLOSING CONDITIONS

9.1.                            Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to effect the Purchase and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

9.1(a)                No Order.  No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Purchase or any of the other transactions contemplated herein illegal or otherwise prohibiting consummation of the Purchase or any of the other transactions contemplated herein.

9.1(b)                Consents and Approvals.  All material consents, approvals and authorizations legally required to be obtained to consummate the Purchase or any of the other transactions contemplated herein shall have been obtained from all required Governmental Entities.

9.2.                            Additional Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Purchase and the other transactions contemplated herein are also subject to the following conditions, each of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Buyer:

9.2(a)                Representations and Warranties.

9.2(a)(i)                                           Each of the representations and warranties of the Company contained in this Agreement shall be true and correct when made and on and as of the Closing

Date, as if made on and as of such date, individually or in the aggregate, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Buyer shall have received a certificate of the President of the Company to such effect; and

9.2(a)(ii)                                        Each of the representations and warranties of Stockholders contained in this Agreement shall be true and correct when made and on and as of the Closing Date, as if made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.  Buyer shall have received a certificate of Stockholders to such effect.

9.2(b)                Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Buyer shall have received a certificate of the President or Chief Financial Officer of the Company to that effect.

9.2(c)                 Third Party Consents and Waivers.  The Company shall have obtained consents and waivers, in form and substance reasonably satisfactory to Buyer, in respect of the contracts or agreements set forth on Schedule 9.2(c).

9.2(d)                Company Material Adverse Effect.  The Company shall not have become subject to any action or event which resulted in or may likely result in a Company Material Adverse Effect.

9.2(e)                 Non-Competition Agreement.  The Common Stockholder shall execute and deliver to Buyer a Non-Competition Agreement in substantially the form attached hereto as Exhibit D (the “Non-Competition Agreement”).

9.2(f)                  Non-Litigating Creditor Releases.  The Common Stockholder shall deliver to Buyer a Non-Litigating Creditor Release, in substantially the form attached hereto as Exhibit C-1, executed by Jackson Walker, L.L.P., and a Non-Litigating Creditor Release, in substantially the form attached hereto as Exhibit C-1, executed by BDO USA, LLP. The Common Stockholder and the Company shall deliver to Buyer a release, generally in the form attached hereto as Exhibit C-1 or in such form as reasonably agreed to by the Common Stockholder, the Company, and Buyer, executed by Toler Law Group.

9.2(g)                 Litigating Creditor Releases.  The Common Stockholder shall deliver to Buyer (i) a Litigating Creditor Release, generally in the form attached hereto as Exhibit C-2 or in such other form as reasonably agreed to by the Common Stockholder, the Company, and Buyer, executed by GSSF Master Fund, LP (also known as CSSF Master Fund, LP), (ii) a Litigating Creditor Release, generally in the form attached hereto as Exhibit C-2 or in such other form as reasonably agreed to by the Common Stockholder, the Company, and Buyer, executed by George Munoz, and (iii) a Litigating Creditor Release, generally in the form attached hereto as Exhibit C-2 or in such other form as reasonably agreed to by the Common Stockholder, the Company, and Buyer, executed by Salesforce.com, Inc.

9.2(h)                Liens; Payoff Letters; UCC Forms.  The Company and Stockholders shall deliver to Buyer, at or prior to Closing, such UCC forms or other evidence as may be necessary in the opinion of the counsel for Buyer to evidence that all the Assets and capital stock of the Company are free and clear of any Liens.

9.2(i)                    Wiring Instructions.  The Common Stockholder shall deliver to Buyer wiring instructions containing the information required by Buyer in order for Buyer to pay the cash portion of the Purchase Price on the Closing Date, with such wiring instructions being set forth on Schedule 9.2(i) hereto.

9.2(j)                   Other Consents, Approvals and Agreements.  The Company and Stockholders shall deliver to Buyer such other consents, approvals, certificates, assignments, agreements, and other documents as are deemed by the parties to be reasonably necessary or appropriate to transfer the Company and its business and Assets to Buyer and to consummate the transactions contemplated by this Agreement.

9.3.                            Additional Conditions to Obligations of the Company and Stockholders.  The obligations of the Company and/or Stockholders to effect the Purchase and the other transactions contemplated in this Agreement are subject to the following conditions, each of which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Company or Stockholders on behalf of all such parties:

9.3(a)                Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct when made and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct would not have a Buyer Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where the failure to be so true and correct would not have a Buyer Material Adverse Effect. Solely for purposes of this Section 9.3(a) and in determining compliance with the conditions set forth herein, any representation and warranty made by Buyer in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Buyer Material Adverse Effect were not contained therein. The Company shall have received a certificate of the President or other officer of Buyer to such effect.

9.3(b)                Agreements and Covenants.  Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of the President or other officer of Buyer to that effect.

9.3(c)                 Buyer Material Adverse Effect.  Buyer shall not have become subject to any action or event which resulted in or may likely result in a Buyer Material Adverse Effect.

ARTICLE 10: TERMINATION, AMENDMENT, WAIVER AND INDEMNIFICATION

10.1.                     Termination.  This Agreement may be terminated at any time prior to the Closing Date:

10.1(a)         by mutual consent of Buyer and the Company;

10.1(b)         by Buyer, upon a material breach of any covenant or agreement on the part of the Company or Stockholders as set forth in this Agreement;

10.1(c)          by the Company, upon a material breach of any covenant or agreement on the part of Buyer as set forth in this Agreement;

10.1(d)         by either Buyer or the Company, if there shall be any order of a Governmental Entity which is final and non-appealable preventing the consummation of the Purchase or any of the other transactions contemplated herein; and

10.1(e)          by Buyer, if Buyer is not satisfied with the results of its continuing due diligence review regarding the Company.

10.2.                     Investigation.  Notwithstanding any of the foregoing, the right of any party hereto to terminate this Agreement pursuant to Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

10.3.                     Amendment.  This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

10.4.                     Waiver.  At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.5.                     Fees, Expenses and Other Payments.  Buyer and the Company each shall bear its and their own respective costs and expenses which are incurred in connection with the preparation, negotiation and performance of this Agreement (including the certificates, schedules and Exhibits executed or drafted in connection with this Agreement and any prior memorandum of understanding or letter of intent relating hereto) and the transactions contemplated hereby, including all due diligence expenses and fees and expenses of agents, representatives, counsel and accountants.  The Company, prior to Closing, shall bear all expenses of the Company incurred in connection with the preparation, negotiation and performance of this Agreement.  The Common Stockholder shall bear all expenses of the Common Stockholder incurred in connection with the preparation, negotiation and performance of this Agreement.  Each Preferred Stockholder shall bear all expenses of such Preferred Stockholder incurred in connection with the preparation, negotiation and performance of this Agreement.  For clarification purposes, the parties agree that Buyer shall be responsible for the legal fees and costs of Foley & Lardner LLP, that the Company, prior to Closing, shall be responsible for the legal fees and costs of its counsel, and that none of the Company’s or Stockholders’ (or any Stockholder’s) expenses (including the legal fees and costs of Jackson Walker, L.L.P.) in connection with the preparation, negotiation and performance of this Agreement (including the certificates, schedules and Exhibits executed or drafted in connection with this Agreement and any prior memorandum of understanding or letter of intent relating hereto) and the transactions contemplated hereby, including all due diligence expenses and fees and expenses of agents, representatives, counsel and accountants, shall remain Liabilities of the Company following the Closing.

10.6.                     Indemnification.

10.6(a)         Indemnification of Buyer.

10.6(a)(i)                                              The Preferred Stockholders, severally, but not jointly, shall indemnify and defend Buyer, and hold it harmless, from and against any Loss resulting from or arising out of any breach of any representation, warranty, covenant, or agreement of the Preferred Stockholders contained in Article 5 hereof.

10.6(a)(ii)                                           Stockholders, jointly and severally, shall indemnify and defend Buyer, and hold it harmless, from and against any Loss resulting from or arising out of any: (A) breach of any representation, warranty, covenant, or agreement of the Company or Stockholders contained herein (other than such breaches described in Section 10.6(a)(i) above); (B) breach of the terms of the Non-Competition Agreement attached hereto as Exhibit D; or (C) Liability of the Company, whether or not addressed by a representation or warranty, which was created, incurred or arose from facts, events, conditions or circumstances existing on or before the Closing Date.

10.6(a)(iii)                                        No claim for indemnification pursuant to this Section 10.6(a) may be made subsequent to the date that is fourteen (14) months after the Closing Date or in respect of a Loss for which Buyer has otherwise been previously reimbursed by Stockholders; provided, however, that no such expiration period shall apply to the Losses, representations, warranties, covenants and agreements described in Section 11.1(b)(i) and Section 11.1(b)(ii).

10.6(b)         Third Party Claims.

10.6(b)(i)                                              If any third party shall notify Buyer with respect to any third party claim (a “Third Party Claim”) that may give rise to a Loss, then Buyer shall promptly notify the Common Stockholder and Preferred Stockholder Representative thereof in writing; provided, however, that no delay on the part of Buyer in notifying the Common Stockholder and Preferred Stockholder Representative shall relieve Stockholders from any obligation hereunder unless (and then solely to the extent) Stockholders are prejudiced by such delay.

10.6(b)(ii)                                           The Common Stockholder and Preferred Stockholder Representative will have the right to defend Buyer against the Third Party Claim with counsel selected by the Common Stockholder and Preferred Stockholder Representative and reasonably satisfactory to Buyer, so long as: 10.6(b)(ii)(A) the Common Stockholder and Preferred Stockholder Representative so notify Buyer in writing within fifteen (15) days of the Third Party

Claim becoming known to either of them, acknowledging that such claim is in respect of a Loss described in Section 10.6(a); 10.6(b)(ii)(B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; 10.6(b)(ii)(C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Buyer, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Buyer; and 10.6(b)(ii)(D) the Common Stockholder and Preferred Stockholder Representative conduct the defense of the Third Party Claim actively and diligently.

10.6(b)(iii)             So long as the Common Stockholder and Preferred Stockholder Representative are conducting the defense of the Third Party Claim in accordance with Section 10.6(b)(ii), 10.6(b)(iii)(A) Buyer may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; 10.6(b)(iii)(B) Buyer will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Common Stockholder and Preferred Stockholder Representative (which consent will not be withheld unreasonably); and 10.6(b)(iii)(C) neither Preferred Stockholder Representative nor any Stockholder will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Buyer (which consent will not be withheld unreasonably).

10.6(b)(iv)             In the event that any of the conditions in Section 10.6(b)(ii) is or becomes unsatisfied, 10.6(b)(iv)(A) Buyer may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that Buyer shall not consent to the entry of any judgment or enter into any settlement or agreement to settle a Third Party Claim without the prior written consent of the Common Stockholder and Preferred Stockholder Representative, which consent shall not be unreasonably withheld; 10.6(b)(iv)(B) Buyer shall be reimbursed by Stockholders, jointly and severally, or Buyer shall be reimbursed by the breaching Preferred Stockholder(s), severally, and not jointly, if the Third Party Claim relates to a Loss described in Section 10.6(a)(i), or Buyer may deduct such amounts from the value of the Holdback in accordance with Section 10.8(b), in each case promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and 10.6(b)(iv)(C) Stockholders, jointly and severally, will remain responsible for any Loss that Buyer actually suffers resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.6, except to the extent that such Loss is a Loss described in Section 10.6(a)(i), in which case the breaching Preferred Stockholder(s), severally, and not jointly, will remain responsible for such Loss.

10.6(b)(v)              Notwithstanding anything to the contrary in this Section 10.6(b), in the event that the Third Party Claim relates to a Loss described in Section 10.6(a)(i), the breaching Preferred Stockholder(s) shall have the right to defend Buyer against such Third Party Claim in accordance with this Section 10.6(b), provided, that, in determining the rights and obligations of such Preferred Stockholder(s) under this Section 10.6(b), any references to the Common Stockholder and the Preferred Stockholder Representative will be deemed to refer to the breaching Preferred Stockholder(s) and any references to joint and several obligations will be deemed to refer to several, but not joint, obligations.

10.6(c)   Buyer shall be specifically permitted to make any payment that is a pre-requisite to challenging any proceeding brought by any Governmental Entity without causing Buyer to surrender or waive any right with respect to the indemnification provisions set forth in this Section 10.6 as a result of making such payment.  In the event that Buyer makes such a payment, the Company and Stockholders shall promptly reimburse Buyer for such payment.

10.6(d)   The occurrence of the Closing shall not constitute a waiver by Buyer of its rights to indemnification hereunder, regardless of whether Buyer has Knowledge of the breach, violation or failure of the condition constituting the basis of the Loss at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be “material.”

10.7.       Limitation of Liability.

10.7(a)   Stockholders shall not be liable for any Losses under Section 10.6 unless and until the aggregate amount of such Losses exceeds One Hundred Thousand Dollars ($100,000.00) (the “Threshold”), in which event Stockholders shall be liable for the entire amount of all Losses under Section 10.6 notwithstanding such Threshold.

10.7(b)   The total aggregate liability of Stockholders for any and all Losses pursuant to Section 10.6 shall not exceed Four Million Dollars ($4,000,000.00), which is the value of the Holdback.

10.7(c)   All amounts to be paid by Stockholders (or any of them) pursuant to Section 10.6 shall be paid solely through deductions from the Holdback, as described in Section 10.8 below.  No Stockholder will be obligated to make any cash payments to Buyer or any other Stockholder for indemnity or as a result of a claim for indemnification under this Agreement as all indemnification amounts will be paid through deductions from the Holdback.

10.8.       Holdback.

10.8(a)   General.  Following the Closing, Buyer shall retain the Buyer Shares representing the Holdback until they are released and distributed in accordance with this Section 10.8.

10.8(b)   Deductions from Holdback.

10.8(b)(i)               Upon any breach described in Section 10.6(a)(i), the breaching Preferred Stockholder shall be deemed to have waived his, her, or its rights to all of the Buyer Shares allocable to him, her, or it, and such Buyer Shares shall be returned to Buyer and deducted from the Holdback.  The number of Buyer Shares to be returned to Buyer and deducted from the Holdback shall be determined based on the value of the Holdback remaining at the time of the breach and the Preferred Stockholder’s percentage allocation of such value as set forth in Schedule 10.8.

10.8(b)(ii)              In order to satisfy any amounts due and owing from the Company or Stockholders pursuant to Section 10.6 (including any amounts that the Company or Stockholders are required to reimburse Buyer for under Section 10.6 and excluding any amounts owed pursuant to Section 10.6(a)(i)), Buyer will deduct such amounts from the value of the Holdback remaining at the time at which Buyer makes such deduction.  In order to effect such deduction, Buyer may remove from the Holdback that number of Buyer Shares the value of which equals the amount so deducted from the value of the Holdback.

10.8(c)   Value of Remaining Holdback.  In determining the value the Holdback remaining for purposes of this Section 10.8, the value of the Buyer Shares shall be $2.15 per Buyer Share.

10.8(d)   Disbursement of Remaining Holdback.  On the first to occur of (i) the fourteen (14) month anniversary of the Closing Date or (ii) the consummation of a Change in Control of Buyer, Buyer shall determine the value of the Holdback remaining (and not otherwise previously deducted), and shall release and distribute such value to the Preferred Stockholders who have not waived their right to receive Buyer Shares pursuant to Section 10.8(b)(i), by issuing to such Preferred Stockholders, in accordance with the percentage allocations set forth on Schedule 10.8 (as adjusted to account for any Preferred Stockholders who have waived their right to receive Buyer Shares), stock certificates representing that number of Buyer Shares the aggregate value of which equals the value of the Holdback then remaining.  If such Buyer Shares are to be released and distributed to the Preferred Stockholders following the first annual anniversary of the Closing Date, Buyer shall use commercially reasonable efforts to ensure that the stock certificates to be issued pursuant to the preceding sentence are issued within a reasonable period of time following the date of release of the Holdback without the legends described in Sections 8.17(a) and 8.17(b), provided, however, that the conditions set forth in Section 8.17(a) must be met in order for the legend described in Section 8.17(a) to be removed.

ARTICLE 11: GENERAL PROVISIONS

11.1.       Effectiveness of Representations, Warranties and Agreements.

11.1(a)   Except as set forth in Section 11.1(b), the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

11.1(b)   The representations, warranties, covenants and agreements in this Agreement shall terminate on the date which is fourteen (14) months after the Closing Date, except that 11.1(b)(i) no such termination shall apply to the representations, warranties, covenants and agreements set forth in Section 3.3, Section 3.4, Article 4, Article 5, Section 8.3, Section 8.4, Section 8.5, Section 8.9, Article 10 and Article 11 or in the event of any Loss relating to the environment, health or safety, including without limitation any breach of Section 3.23 of this Agreement; and 11.1(b)(ii) in the event of any breach of Section 3.12, Section 8.7 or Section 8.8, the date on which such representations, warranties, covenants and/or agreements shall terminate shall be the date that is the expiration date of the applicable period of limitation under the Laws relating thereto (as such period of limitation may be extended by waiver or other agreement).

11.2.       Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), or delivered by overnight delivery service (e.g., FedEx), to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the fax numbers specified below:

11.2(a)   If to Buyer:

Augme Technologies, Inc.

350 7th Avenue, 2nd Floor

New York, New York 10001

Attention:  Chief Executive Officer

Phone No.: (855) 423-5433

Fax No.: (718) 889-0677

with a copy to:

Foley & Lardner LLP

3000 K Street, N.W., Suite 600

Washington, D.C.  20007

Attention:  Jay W. Freedman, Esq.

Phone No.: (202) 672-5300

Fax No.: (202) 672-5399

11.2(b)   If to the Company (prior to Closing) or the Common Stockholder:

Geos Communications, Inc.

430 North Carroll Avenue, Suite 120

Southlake, Texas 76092

Phone No.: (817) 240-0202

Fax No.: (817) 416-5062

with a copy to:

Chris Miltenberger

c/o D Mobile, Inc.

430 North Carroll Avenue, Suite 120

Southlake, Texas 76092

Phone No.: (817) 240-0202

Fax No.: (817) 416-5062

11.2(c)   If to the Preferred Stockholder Representative:

Mr. Allan Lyons

c/o Vestal Venture Capital

6471 Enclave Way

Boca Raton, Florida 33496

Phone No.: (561) 912-9973

Fax No.: (561) 912-9979

11.3.       Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Accounts Payable” means accounts payable incurred in the Ordinary Course of Business;

“Accounts Receivable” as defined in Section 3.18;

“Accredited Investor Questionnaire” as defined in Section 5.3;

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law;

“Agreement” as defined in the Preamble;

“Assets” means any and all properties and assets (real, personal or mixed, tangible or intangible) of the Company, including domain names and web addresses;

“Balance Sheet” as defined in Section 3.7;

“Balance Sheet Date” means March 31, 2012;

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence;

“Buyer” as defined in the Preamble;

“Buyer Common Stock” as defined in Section 1.2(a);

“Buyer Material Adverse Effect” means any change or effect that, individually or when taken together with all such other changes or effects, is or is reasonably likely to be materially adverse to the business, properties, Assets, condition (financial or otherwise), liabilities, operations or prospects of Buyer and its Subsidiaries, taken as a whole at the time of such change or effect. A Buyer Material Adverse Effect shall be deemed to exist if there shall occur any event which causes or may reasonably be expected to cause or result in estimable monetary loss which, individually or when aggregated with all other events, exceeds Five Million Dollars ($5,000,000.00);

“Buyer SEC Reports” as defined in Section 6.5(a);

“Buyer Shares” as defined in Section 1.2(a);

“Change in Control of Buyer” as defined in Section 8.16(a);

“Claims” as defined in Section 8.12(b);

“Closing” and “Closing Date” as defined in Article 2;

“Code” means the Internal Revenue Code of 1986, as amended;

“Common Shares” as defined in the Preamble;

“Common Stockholder” as defined in the Preamble;

“Company” as defined in the Preamble;

“Company Common Stock” as defined in the Preamble;

“Company Material Adverse Effect” means any change or effect relating to the time prior to the Closing Date that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, properties, Assets, condition (financial or otherwise), liabilities, operations or prospects of the Company at the time of such change or effect.  A Company Material Adverse Effect shall be deemed to exist if there shall occur any event which relates to the time prior to the Closing Date and which causes or may reasonably be expected to cause or result in estimable monetary loss which, individually or when aggregated with all other events, exceeds Five Thousand Dollars ($5,000.00);

“Company Permits” as defined in Section 3.6;

“Company Preferred Stock” as defined in the Preamble;

“Competing Transaction” means any of the following involving the Company or any Subsidiary or Affiliate of the Company: (a) any merger, consolidation, share exchange, membership interest exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement); (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty-five percent (25%) or more of the Assets of the Company in a single transaction or series of transactions; (c) any offer (whether cash or securities) for twenty-five percent (25%) or more of the outstanding shares of capital stock of the Company; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing;

“Contract” of any Person means any contract, agreement or instrument of any type whatsoever, whether written or oral, (a) to which such Person is a party and by which such

Person either has made a binding undertaking to perform an obligation or is entitled to any property or right, or (b) by which any of the Assets of such Person are bound;

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, partnership interests, membership interests or other equity interests or as trustee or executor, by Contract or credit arrangement or otherwise;

“Disclosure Package” as defined in Section 5.1;

“Employee Benefit Plan” means (a) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, workers’ compensation, dependent care, flexible benefits or cafeteria, stock, partnership interest or membership interest option, stock, partnership interest or membership interest purchase, stock, partnership interest or membership interest appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, disability, welfare or other employee benefit or fringe benefit plan, program or arrangement; or (b) any plan, program or arrangement which is an Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Multiemployer Plan;

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2);

“Employee Release” or “Employee Releases” as defined in Section 8.11;

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1);

“Encumbrances” means any Security Interests, Liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever;

“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic substances, materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic substances, materials or wastes;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended;

“FAS 5” as defined in Section 8.8(a)(iv);

“FIN 48” as defined in Section 8.8(a)(iv);

“Final Tax Return” as defined in Section 8.8(a)(ii);

“Financial Statements” as defined in Section 3.7;

“GAAP” means United States generally accepted accounting principles as in effect from time to time;

“Geos Delaware” as defined in Section 8.12(a);

“Governmental Entities” as defined in Section 3.5(b);

“Holdback” as defined in Section 1.2(a);

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium);

“IRS” shall mean the Internal Revenue Service;

“Knowledge” or “Known” means, with respect to a particular fact or other matter, that (a) an individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; a Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter;

“Laws” as defined in Section 3.5(a);

“Liability” or “Liabilities” as defined in Section 3.8;

“Lien” means any lien, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, financing lease, pledge or Security Interest of any kind or type and whether arising by Contract or under Law;

“Litigating Creditor Release” or “Litigating Creditor Releases” as defined in Section 8.13(c);

“Loss” means any and all direct and/or indirect losses, damages, Liabilities, claims, demands, judgments, settlements, decline in value, lost opportunity, Taxes, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees), whether or not relating to a Third Party Claim or a direct claim;

“MGTCO License” as defined in Section 1.2(b)(vi);

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37);

“Non-Competition Agreement” as defined in Section 9.2(e);

“Non-Litigating Creditor Release” or “Non-Litigating Creditor Releases” as defined in Section 8.13(b);

“Ordinary Course of Business” with respect to any entity, means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of that entity;

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity (or any department, agency, or political subdivision thereof) or any other entity;

“Preferred Shares” as defined in the Preamble;

“Preferred Stockholder Representative” as defined in Section 8.19;

“Preferred Stockholders” as defined in the Preamble;

“Purchase” as defined in the Preamble;

“Purchase Price” as defined in Section 1.2(a);

“Released Parties” as defined in Section 8.12(b);

“Rule 144” as defined in Section 5.7(a);

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Security Interest” means any mortgage, pledge, Lien, Encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar Liens, (b) Liens for Taxes not yet due and payable, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (d) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money;

“Shares” as defined in the Preamble;

“Stockholders” as defined in the Preamble;

“Subsidiary” or “Subsidiaries” of the Company, Buyer or any other Person, means any corporation, limited liability company, partnership, joint venture or other legal entity of which the Company, Buyer or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the capital stock, membership interests or other equity interests which the holders thereof are generally entitled to vote for the election of the board of directors, board of managers or other governing body of such company or other legal entity;

“Tax” or “Taxes” shall mean any and all taxes, charges, fees or levies, payable to any federal, state, local or foreign taxing authority or agency, whether or not disputed, including, without limitation, (a) income, net income, franchise, single business, unincorporated business, margin, commercial activity, commuter, transit, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock (or other equity), license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, escheat or escheatment, windfall profits, transfer and capital gains taxes, (b) custom duties, imposts, charges, levies or other similar assessments of any kind, and (c) interest, penalties, fines, and additions to tax imposed with respect thereto, whether or not disputed, and whether or not imposed by Law, contract, agreement or otherwise;

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to or required to be filed in connection with, Taxes, including any schedule, form, or attachment thereto, and including any amendment thereof;

“Threshold” as defined in Section 10.7(a);

“Third Party Claim” as defined in Section 10.6(b)(i); and

“Toler Intellectual Property” as defined in Section 3.14(b).

11.4.        Headings; Construction.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.5.        Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.6.        Reliance by Buyer.  Notwithstanding the right of Buyer to investigate the business, Assets and financial condition of the Company, and notwithstanding any knowledge obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by the Company and Stockholders in this Agreement.

11.7.        Entire Agreement and Modification.  This Agreement (together with the exhibits and schedules) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter hereof; provided, however, (a) that nothing in this Agreement, no investigation by Buyer and no knowledge obtainable by Buyer as a result of such investigation shall preclude any remedy for fraud, and (b) that no investigation by Buyer and no knowledge obtainable by Buyer as a result of such investigation shall limit any right of Buyer with respect to any breach of, inaccuracy in or default under any representation, warranty or covenant in this Agreement or the exhibits or schedules attached hereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.8.        Non-Reliance.  The parties shall not be bound by any stipulations, representations, agreements or promises, oral or otherwise, not printed or inserted in written form in this Agreement (including the exhibits and schedules attached hereto).  Each party to this Agreement represents, warrants and acknowledges that in entering into this Agreement he, she or it has not relied upon any act, representation, or warranty by any other party thereto, or by any of their representatives or attorneys, except as may be expressly contained in this Agreement (including the exhibits and schedules attached hereto).  Each party further represents and warrants that he, she or it has thoroughly discussed all aspects of this Agreement (including any exhibits and schedules applicable to such party) with his, her or its attorneys, that he, she or it has had reasonable time to review this Agreement (including the exhibits and schedules applicable to such party), that he, she or it fully understands the provisions of this Agreement (including the exhibits and schedules applicable to such party) and the effect thereof and that he, she or it is entering into this Agreement voluntarily and of its own free will.

11.9.        Exclusivity of Agreement.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement (including the exhibits and schedules attached hereto); and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement (including the exhibits and schedules attached hereto).  Furthermore, the parties each hereby acknowledge that this Agreement (including the exhibits and schedules attached hereto) embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction.

11.10.      No Third Party Liability.  This Agreement may only be enforced against the named parties hereto.  All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement (including the schedules attached hereto) or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto; and no officer, director, shareholder, employee or affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement (including the schedules attached hereto) or as an inducement to enter into this Agreement).

11.11.      Assignment.  This Agreement shall not be assigned by operation of law or otherwise.

11.12.      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.13.      Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

11.14.      Further Assurances.  The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as another party hereto may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.15.      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

11.16.      Jurisdiction; Service of Process. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT MAY BE BROUGHT AGAINST ANY OF THE PARTIES HERETO IN THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN.  PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY HERETO ANYWHERE IN THE WORLD.

11.17.      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement, or have caused this Stock Purchase Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above:

BUYER:		THE COMPANY:

Augme Technologies, Inc.		Geos Communications IP Holdings, Inc.

By:	/s/ Paul R. Arena	By:	/s/ Chris R. Miltenberger
Name:	Paul R. Arena	Name:	Chris R. Miltenberger
Title:	Chief Executive Officer	Title:	President

STOCKHOLDERS:

COMMON STOCKHOLDER:

Geos Communications, Inc.

By:	/s/ Chris R. Miltenberger
Name:	Chris R. Miltenberger
Title:	President

PREFERRED STOCKHOLDERS:

Braswell Enterprises, LP		Vestal Venture Capital

By:	/s/ Al Braswell	By:	/s/ Allan R. Lyons
Name:	Al Braswell	Name:	Allan R. Lyons
Title:	General Partner	Title:	Managing Member of Managing GP.

2003 Cooper McKhann Family Trust		Pamplona Capital, Inc.

By:	/s/ Emily P. McKhann	By:	/s/ Peyton Jackson
Name:	Emily P. McKhann	Name:	Peyton Jackson
Title:	Trustee	Title:	President

IA 545 Madison Associates		CEJ Enterprises, LLC

By:	/s/ Burton I. Koffman	By:	/s/ Charles Gupton
Name:	Burton I. Koffman	Name:	Charles Gupton
Title:	Partner	Title:	President

MidSouth Investor Fund		Charles Gupton and Joan Gupton JTWROS

By:	/s/ Lyman O. Heidtke	/s/ Charles Gupton
Name:	Lyman O. Heidtke	Charles Gupton, Individually
Title:	General Partner

/s/ Joan Gupton
Joan Gupton, Individually

Larry J. & Celia S. Bradley		Larry J. & Celia S. Bradley, JTEE

/s/ Larry J. Bradley		/s/ Larry J. Bradley
Larry J. Bradley, Individually		Larry J. Bradley, Individually

/s/ Celia S. Bradley		/s/ Celia S. Bradley
Celia S. Bradley, Individually		Celia S. Bradley, Individually

Ferdinand & Kimberley Ricci		Laura & Steven Gibson

/s/ Ferdinand Ricci		/s/ Laura Gibson
Ferdinand Ricci, Individually		Laura Gibson, Individually

/s/ Kimberley Ricci		/s/ Steven Gibson
Kimberley Ricci, Individually		Steven Gibson, Individually

/s/ Bruce Friedman		/s/ Ernest W. Purcell
Bruce Friedman, Individually		Ernest W. Purcell, Individually

/s/ Kenneth Steel		/s/ Montgomery Mitchell
Kenneth Steel, Individually		Montgomery Mitchell, Individually

/s/ James Ehrlich	/s/ Jeffrey Hollander
James Ehrlich, Individually	Jeffrey Hollander, Individually

/s/ Anna Rolen	/s/ Collin Robinson
Anna Rolen, Individually	Collin Robinson, Individually

/s/ Dennis Stvan	/s/ Peyton Jackson
Dennis Stvan, Individually	Peyton Jackson, Individually

/s/ Marshall Folkes	/s/ Burton Koffman
Marshall Folkes, Individually	Burton Koffman, Individually

/s/ Richard Hoffman	/s/ Kelvin Clarke
Richard Hoffman, Individually	Kelvin Clarke, Individually

/s/ Enid Robinson	/s/ George Case
Enid Robinson, Individually	George Case, Individually

/s/ David Barr	/s/ Gerald Edwards
David Barr, Individually	Gerald Edwards, Individually

/s/ David Blumenstein	/s/ K. Bradley Reynolds
David Blumenstein, Individually	K. Bradley Reynolds, Individually

/s/ Jay Fox	/s/ Phillip Rapp, Jr.
Jay Fox, Individually	Phillip Rapp, Jr., Individually

/s/ Collin Robinson (Power of Attorney)	/s/ Michael Loulakis
Robert Slack, Individually	Michael Loulakis, Individually

/s/ Susan Monaco	/s/ George Munoz
Susan Monaco, Individually	George Munoz, Individually

/s/ Anne Stilwell	/s/ Daryl Dunbar
Anne Stilwell, Individually	Daryl Dunbar, Individually

/s/ Mark Fantino	/s/ Jerry Crews
Mark Fantino, Individually	Jerry Crews, Individually

/s/ Bernard Kossar	/s/ Robert Ritter
Bernard Kossar, Individually	Robert Ritter, Individually

Florence E. Tupper Declaration of Trust Dated September 12, 1994

/s/ Virginia Bestwick	By:	/s/ Virginia L. Bestwick
Virginia Bestwick, Individually	Name:	Virginia L. Bestwick
	Title:	Trustee

The following exhibits and schedules to this Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Buyer undertakes to furnish supplementally copies of the omitted exhibits and schedules upon request by the Commission.

Exhibits	Description

Exhibit A	Form of Accredited Investor Questionnaire
Exhibit B	Form of Employee Release
Exhibit C-1	Form of Non-Litigating Creditor Release
Exhibit C-2	Form of Litigating Creditor Release
Exhibit D	Form of Non-Competition Agreement for Geos Communications, Inc.

Schedule
Number	Description

I	Preferred Stockholders
1.1	Purchased Shares
1.2(b)	Pre-Closing Transfers
3.2	Officers and Directors; Certificate of Incorporation; Bylaws; Minutes; Stock Certificates and Transfer Books
3.5	Filings and Consents
3.7	Financial Statements
3.8	Liabilities
3.9	Certain Changes or Events of the Company
3.10	Litigation Matters
3.12(d)	Tax Returns
3.12(g)	Additional Tax Matters
3.12(h)	Unpaid Taxes
3.12(i)	Income Inclusions/Exclusions
3.12(j)	Entities in Which Company Owns an Interest
3.12(l)	IRS Letter 147C
3.14(b)	Intellectual Property Owned
3.14(e)	Intellectual Property Licensed, Sublicensed, Agreements or Permission
3.17	Contracts
3.19	Powers of Attorney
3.20	Insurance Policies
3.23	Environmental Matters
3.24	Certain Business Relationships with the Company
4.1	Stockholder Information
4.2	Conflicts and Violations
5.9	Ownership of Buyer Common Stock
7.1(a)(i)	Exceptions to Affirmative Covenant to Preserve and Maintain
7.2	Negative Covenants
8.10	Bank Accounts
8.11	Employees Executing Employee Releases
8.13	Final Obligations of the Company
9.2(c)	Contracts or Agreements Requiring Consents or Waivers
9.2(i)	Wiring Instructions

i

10.8	Preferred Stockholder Purchase Price Allocations

ii